Certain exhibits and schedules in this Exhibit 2.1 have been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit 2.1

EXECUTION VERSION

ASSET PURCHASE AND SALE AGREEMENT

BETWEEN

INTERNET BRANDS, INC.,
a Delaware Corporation,

AUTOBYTEL INC.,
a Delaware Corporation

AND

CAR.COM, INC.,
a Delaware Corporation

Dated as of

December 19, 2016

TABLE OF CONTENTS
ARTICLE 1 PURCHASE AND SALE OF ASSETS
1.1	Purchase and Sale of Assets	3
1.2	Excluded Assets	3
1.3	Assumed Liabilities and Obligations	3
1.4	Excluded Liabilities and Obligations	4
1.5	Closing	4
1.6	Purchase Price	4
1.7	Allocation of Purchase Price	4
1.8	Closing Deliveries	5
ARTICLE 2 REPRESENTATIONS AND WARRANTIES OF SELLER		5
2.1	Organization, Good Standing and Qualification	6
2.2	Authorization; Binding Obligations; No Conflicts; Governmental Consent	6
2.3	Financial Statements; Internal Controls; Undisclosed Liabilities	7
2.4	Agreements; Actions	8
2.5	Related-Party Transactions	11
2.6	Changes	11
2.7	Properties	12
2.8	Intellectual Property	12
2.9	Litigation	15
2.10	Taxes	15
2.11	Compliance with Laws; Permits	16
2.12	Insurance	16
2.13	Employees and Independent Contractors; Business Employee Benefit Plans	17
2.14	Brokers	19
2.15	Customers; Suppliers	19
2.16	Disclaimer of Buyer Representations and Warranties	20
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF BUYER		20
3.1	Organization, Good Standing and Qualification	20
3.2	Authorization; Binding Obligations; Governmental Consents	20
3.3	Compliance with Other Instruments	21
3.4	Brokers	21
3.5	Disclaimer of Seller Group Representations and Warranties	21
ARTICLE 4 COVENANTS		21
4.1	Covenant Not to Compete, Solicit or Hire	21
4.2	Conduct Through Closing	25
4.3	Notices of Certain Events.	25
4.4	Post-Closing Cash Receipts and/or Expenses	25
4.5	Exclusivity	27
4.6	Further Assurances	27
4.7	Public Announcements	27

4.8	Employee Matters	27
4.9	Tax Matters	29
4.10	Access to Information	29
4.11	Confidentiality	30
ARTICLE 5 CONDITIONS TO THE TRANSACTION		31
5.1	Conditions to the Obligations of Buyer	31
5.2	Conditions to the Obligations of the Seller Group	32
ARTICLE 6 INDEMNIFICATION		32
6.1	Indemnification by Seller	32
6.2	Third-Party Claims	33
6.3	Direct Claims	35
6.4	Limitations of Liability	35
6.5	Exclusive Remedy	36
6.6	Claims Unaffected by Investigation or Waiver	37
ARTICLE 7 GENERAL PROVISIONS		37
7.1	Notices	37
7.2	Certain Definitions	38
7.3	Severability	46
7.4	Agreement; Assignment	46
7.5	Termination	47
7.6	Parties in Interest	47
7.7	Specific Performance	47
7.8	Governing Law	47
7.9	Consent to Jurisdiction; Waiver of Jury Trial	48
7.10	Headings; Interpretation	48
7.11	Counterparts	49
7.12	Tax and Legal Advice	49
7.13	Amendment; Waiver	49
7.14	Further Assurances	49
7.15	Fees and Expenses	49
7.16	Non-Assignable Contracts	50

EXHIBIT A: Bill of Sale and Assignment and Assumption Agreement
EXHIBIT B: Transitional License and Linking Agreement
EXHIBIT C: Transition Services Agreement
EXHIBIT D: Purchased Assets Schedule
EXHIBIT E: Excluded Assets Schedule
EXHIBIT F: Assumed Liabilities and Obligations Schedule
EXHIBIT G: Excluded Liabilities and Obligations Schedule
EXHIBIT H: Employees Matters Schedule
EXHIBIT I: Closing Schedule

Asset Purchase and Sale Agreement

This Asset Purchase and Sale Agreement (this  Agreement”) is made and entered into as of December 19, 2016 (“Agreement Effective Date”) by and among Internet Brands, Inc., a Delaware corporation (“Buyer”), Car.com, Inc., a Delaware corporation (“Seller”), and Autobytel Inc., a Delaware corporation (“Seller Parent”) (Seller and Seller Parent are collectively referred to herein as the “Seller Group,” and hereafter at times individually as a “Member of the Seller Group” or “Seller Group Member”). Buyer, Seller and Seller Parent are hereinafter at times individually referred to as a “Party” and collectively as the “Parties.”  Capitalized terms used herein without definition shall have the respective meanings set forth in Section 7.2.

Whereas, Seller, a wholly-owned subsidiary of Seller Parent, is engaged in the Automotive Specialty Finance Leads Business (the “Business”);

Whereas, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, certain of the Seller Group’s assets used in, or useful to and related to, and assume certain liabilities and obligations of, the Business, on the terms and conditions set forth in this Agreement and the Related Agreements (all transactions contemplated hereby and thereby, the “Transaction”); and

Now, Therefore, in consideration of the foregoing and the mutual covenants, representations and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each Party hereby agrees as follows:

ARTICLE 1
PURCHASE AND SALE OF ASSETS

1.1 Purchase and Sale of Assets.  At the Closing, and subject to the terms and conditions of this Agreement, including, without limitation, satisfaction or waiver of the conditions found in Article 5 hereof, each Member of the Seller Group shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from each Member of the Seller Group, free and clear of all Liens (except for Permitted Liens), all of each Seller Group Member’s respective rights, title and interests in and to all of the assets, properties and rights related to the Business listed on the Purchased Assets Schedule attached hereto as Exhibit D and incorporated herein by reference (collectively, the “Purchased Assets”).

1.2 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Purchased Assets do not include, and Buyer is not purchasing or assuming any liability or obligation for, any assets, properties or rights of Seller or Seller Parent not included in the Purchased Assets (collectively, the “Excluded Assets”). The Excluded Assets include, without limitation, the assets, properties and rights listed on the Excluded Assets Schedule Exhibit E and incorporated herein by reference.

1.3 Assumed Liabilities and Obligations.  At Closing, Buyer shall assume and perform when due, only the liabilities and obligations of the Seller Group Members listed on the Assumed Liabilities and Obligations Schedule attached hereto as Exhibit F and incorporated herein by reference (collectively, the “Assumed Liabilities and Obligations”).

1.4 Excluded Liabilities and Obligations.  Notwithstanding any provision in this Agreement to the contrary, Buyer is assuming only the Assumed Liabilities and Obligations (including the Assumed Contracts) and is not assuming any other liability or obligation of Seller or Seller Parent or any of their respective Affiliates, including, without limitation, obligations under any Real Property, real or personal property leases, debts, liabilities and obligations of any nature whatsoever, whether accrued, absolute or contingent, whether known or unknown, whether due or to become due related to the operation of the Business, the Assumed Contracts, or the Purchased Assets to and including the Closing Date and regardless of when asserted, except to the extent expressly included in the Assumed Liabilities and Obligations (collectively, the “Excluded Liabilities and Obligations”). The Excluded Liabilities and Obligations shall be retained by and remain obligations and liabilities of Seller or Seller Parent, as applicable.  Without limiting the generality of the foregoing, the Excluded Liabilities and Obligations shall include, but not be limited to, the liabilities and obligations listed on the Excluded Liabilities and Obligations Schedule attached hereto as Exhibit F and incorporated herein by reference.

1.5 Closing.  Subject to the terms and conditions of this Agreement, the closing of the Transaction (the “Closing”) will take place by correspondence as soon as reasonably practicable following satisfaction or waiver of all conditions precedent specified under Article 5 hereof (other than conditions with respect to actions the respective Parties will take at or after the Closing itself), or on such date, place and time as the Parties may agree in writing (the “Closing Date”).  Notwithstanding anything to the contrary, the Closing shall be deemed to have occurred for all purposes as of 11:59 PM Pacific time on December 31, 2016 (the “Effective Time”).

1.6 Purchase Price.  In full consideration of the sale, assignment and transfer of the Purchased Assets by the Seller Group, and the execution and delivery by the Members of the Seller Group and each other party of this Agreement and the Related Agreements, made in connection with the Transaction, Buyer shall pay, by wire transfer to Seller Parent’s designated account(s), Three Million One Hundred Seventy Nine Thousand Five Hundred Sixty Dollars($3,179,560) in cash to Seller Parent on the Closing Date upon satisfaction of all conditions to Closing (or waiver thereof) set forth in Article 5 and subject to adjustment based on accrued vacation time that Hired Business Employees roll over to Buyer (the “Purchase Price”). Seller Parent shall provide the wire instructions for payment of the Purchase Price to Buyer at least three (3) Business Days prior to the Closing Date.

1.7 Allocation of Purchase Price.  The Parties will agree after the Closing to a joint schedule allocating the aggregate consideration payable for the Purchased Assets under the methodology required by Section 1060 of the Code and the Treasury regulations promulgated thereunder (and any similar provision of state, local or foreign law, as appropriate) (the “Allocation”). Seller Parent and Buyer shall prepare Internal Revenue Service Form 8594 for the taxable year that includes the Closing Date in accordance with the requirements of Section 1060 of the Code and the Purchase Consideration Allocation, and shall timely file or cause to be timely filed with the IRS such Form 8594. If, contrary to the intent of the Parties, any Taxation Authority makes or proposes an allocation different from the Allocation agreed to by the Parties, the Parties shall cooperate with each other in good faith to contest such Taxation Authority’s allocation (or proposed allocation).  In addition, the Parties shall continue to cooperate with the filing of supplemental asset acquisition statements on Form 8594 should the amount of consideration allocated to any asset as set by a Party increase (or decrease) after the Tax year that includes the Closing Date.  In this case, the Party initiating such change shall notify the other Party immediately and provide such Party with the new allocation amounts.

1.8 Closing Deliveries.

(a) At or prior to the Closing (as provided herein), Seller Group shall deliver or cause to be delivered to Buyer the items listed as Seller Group Closing Deliveries on the Closing Schedule attached hereto as Exhibit I and incorporated herein by reference.

(b) At Closing, Buyer shall deliver or cause to be delivered to Seller Group the items listed as Buyer Closing Deliveries on the Closing Schedule attached hereto at Exhibit I and incorporated herein by reference.

(c) At Closing, Buyer shall wire the Purchase Price in accordance with the instructions provided by Seller Parent.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES OF SELLER GROUP

The Seller Group hereby represents and warrants to Buyer as of the Agreement Effective Date, subject in each case to such exceptions as are specifically contemplated by the disclosure letter delivered by the Seller Group to Buyer contemporaneously with the execution of this Agreement (the “Seller Disclosure Letter”).  The Seller Disclosure Letter shall be arranged in sections corresponding to the numbered and lettered sections and subsections contained in this Article 2, and the disclosure in any section or subsection of the Seller Disclosure Letter does not qualify other sections and subsections of this Article 2 without specific reference or cross reference to specific disclosure made in another section or subsection unless it is readily apparent from a reading of the disclosure in the Seller Disclosure Letter that such disclosure also qualifies or applies to such other sections or subsections of this Article 2. ..  Except as expressly set forth in this Article 2 or in any certificate, instrument or document delivered herewith, neither  Seller Group Member nor any other Person acting on its behalf makes  any representations or warranties, written or oral, express or implied, except for the representations and warranties in this Article 2 or in any certificate, instrument or document delivered herewith. Except for the representations and warranties contained in this Article 2, neither Seller Group Member nor any other Person will have or be subject to any liability (excluding fraud or intentional misconduct) to Buyer resulting from the distribution to Buyer, or Buyer’s use of, any information, documents, projections, forecasts, or other material, including any information, documents, projections, forecasts or other material made available to Buyer in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

2.1 Organization, Good Standing and Qualification.  Each Member of the Seller Group is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on the Business as currently conducted.  Neither Member of the Seller Group has been dissolved nor is in the process of being dissolved by any company resolutions or other action by the Board of Directors of the respective Seller Group Member.  Section  2.1 of the Seller Disclosure Letter sets forth each jurisdiction where Seller is qualified, licensed or admitted to do business. Seller is duly qualified or licensed to transact business and is in good standing in each jurisdiction where the character of the Business assets, rights and properties owned, leased or operated by it or the nature of the Business makes such qualification, licensing or admission necessary, except for such failures to be so qualified, licensed or in good standing that would not reasonably be expected to have a Material Adverse Effect.

2.2 Authorization; Binding Obligations; No Conflicts; Governmental Consents.

(a) Each Seller Group Member has all requisite corporate power and authority to execute and deliver this Agreement and the Related Agreements to which it is a party, to perform its obligations under, and carry out the provisions of, this Agreement and the Related Agreements to which it is a party and to consummate the Transaction.  All requisite corporate actions on the part of each Seller Group Member necessary for the authorization, execution and delivery of this Agreement and the Related Agreements to which it is a party, the performance of all of its obligations hereunder and thereunder and the consummation of the Transaction, have been taken. This Agreement and the Related Agreements to which it is a party are the valid and legally binding obligation of each Seller Group Member, enforceable in accordance with their respective terms, except as limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity that restrict the availability of equitable remedies.  This Agreement and the Related Agreements to which each Seller Group Member is a party have been duly executed and delivered by each Seller Group Member.

(b) The execution, delivery and performance of this Agreement and the Related Agreements by the Seller Group Members and the consummation of the Transaction, do not and will not (i) violate, conflict with or breach any provision of the Organizational Documents of either Seller Group Member, (ii) violate, conflict with or breach any provision of any applicable Law, (iii) result in any violation or be in conflict with or constitute, with or without the passage of time or giving of notice, a default under any Order of any Governmental Authority, (iv) require any consent of or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit termination, cancellation, acceleration or other material change of any right or obligation or the loss of any benefit under, any Permit or (v) result in the creation or imposition of any Lien, other than Permitted Liens, on any of the Purchased Assets, except, in the case of clauses (ii), (iii) and (iv), for any such conflict, breach, violation, default, event, termination, cancellation, acceleration,  change, or loss that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) No material consent, Permit, approval, Order, authorization, registration, declaration or filing with any Governmental Authority is required on the part of the Seller Group in connection with the execution and delivery of this Agreement and the Related Agreements and the consummation of the Transaction.

2.3 Financial Statements; Internal Controls; Undisclosed Liabilities

(a) Seller Parent has made available to Buyer, and has attached as Section 2.3 of the Seller Disclosure Letter, the Financial Statements. Neither Seller nor Seller Parent maintains separate financial statements for Seller or the Business. The Financial Statements (i) were prepared to carve out and reflect the Purchased Assets, Assumed Liabilities, and future service obligations related to the Business by the Seller Group to Buyer as of the dates of the foregoing balance sheets and for the periods indicated; and (ii) except as provided below, are complete and correct and have been prepared in accordance with the books and records of Seller or relevant books and records of the Seller Parent (as they relate to the Business) and present fairly the pro forma financial condition of the Business and the pro forma results of its operations for the periods indicated (subject to normal year-end adjustments and intercompany eliminations and to intercompany eliminations referenced in footnotes of the Financial Statements); except that, the Financial Statements exclude certain corporate allocations and intercompany transactions.  The Financial Statements include accruals in accordance with GAAP; except that, the Financial Statements exclude the following GAAP-required disclosures:  notes to the financial statements, certain corporate allocations and intercompany transactions.  The Financial Statements also include certain proforma adjustments for assumed expenses, including, but not limited to, IT services, rent, management and other support services.

(b) Seller Parent has devised and maintained systems of internal accounting controls with respect to the Business sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization, (ii) all transactions are recorded as necessary to permit the preparation of Financial Statements in conformity with GAAP and to maintain proper accountability for items, and (iii) access to the Business property and assets is permitted only in accordance with management’s general or specific authorization.

(c) To Seller’s Knowledge, neither Seller Group Member has any liabilities with respect to the Business, except (i) those which are adequately reflected or reserved against in the Financial Statements as of the Balance Sheet Date, and (ii) those which have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and which are not, individually or in the aggregate, material in amount.  Except for indebtedness reflected in the Financial Statements, neither Seller Group Member has any indebtedness outstanding with respect to the Business at the Effective Time and all such indebtedness, including all Liens on Purchased Assets, may in accordance with the terms of such indebtedness, be prepaid, extinguished and released at or prior to the Closing.  With regard to the financial information related to the Business contained in the Financial Statements, except as set forth in Section 2.4(c) of the Seller Disclosure Letter or as reflected in or reserved against in the Financial Statements, to Seller’s Knowledge (i) there are no undisclosed revenue adjustments, credits or refunds, (ii) the customer pre-payments and any deferred revenue is properly stated and such payments have been made by customers in the ordinary course of business in a manner consistent with past business practices, (iii) there are no other material sales discounts, (iv) there are no other costs and expenses, (v) there are no undisclosed offsets to or uncollectible amounts included in accounts receivable, (vi) there are no loss contingencies, claims or commitments of Seller or Seller Parent that are reasonably likely to result in a Lien on any of the Purchased Assets, including without limitation, any claims by creditors of either Seller Group Member, former or purported founders or owners, or former or purported employees or independent contractors who provided services to either Seller Group Member with respect to the Business.  There are no outstanding contractual liabilities that would attach to the Purchased Assets except the continuing liabilities and obligations under the Assumed Liabilities and Obligations.

2.4 Agreements; Actions.

(a) Except (i) as set forth in Section  2.4(a) of the Seller Disclosure Letter, and (ii) this Agreement and the Related Agreements, there are no legally binding written (or to Seller’s Knowledge, oral) agreements, understandings, instruments, contracts, subcontracts, arrangements, purchase orders, or sale orders, (i) (1) that relate to the Business and to which Seller is a party, (2) that relates exclusively to the Business and to which Seller Parent is a party, or (3) by which the Purchased Assets or the Business are bound (each, as amended, supplemented or otherwise modified, a “Contract”) and (ii) that involve or relate to any of the following (each such Contract described in the following clauses (i) through (xvi), a “Material Business Contract” and collectively, the “Material Business Contracts”):

(i) (A) obligations (contingent or otherwise) of, or payments by, either Seller Group Member in excess of $25,000 over the remaining term of such Contract based on payments for the twelve (12) month period immediately preceding the date hereof or (B) obligations or payments by either Seller Group Member of $25,000 or more during the twelve (12)-month period ending on the Balance Sheet Date, excluding commercially available licenses or “off-the-shelf” licenses for back-office functions or the operations of Seller requiring annual fees of less than $25,000 and click-through licenses with end users;

(ii) (A) payments to either Seller Group Member in excess of $25,000 over the remaining term of such Contract based on payments for the twelve (12) month period immediately preceding the date hereof or (B) payments to either Seller Group Member of $25,000 or more during the twelve (12)-month period ending on the Balance Sheet Date, other than, in each case, such Contracts which are substantially similar to Seller’s template customer contract and entered into in the ordinary course of business;

(iii) (A) a term in excess of twelve (12) months, (B) that cannot be terminated by Seller on ninety (90) or fewer days’ notice without penalty or premium and (C) that provides for annual aggregate payments (contingent or otherwise, including milestones, contingent payments and other future payment obligations) in excess of $25,000 based on payments for the twelve (12) month period immediately preceding the date hereof and not otherwise covered by clauses (i) and (ii) above;

(iv) the license, acquisition, assignment or transfer of any Business Intellectual Property to or from either Seller Group Member, including any Intellectual Property Agreement, in each case which involve consideration of more than $25,000 annually related specifically to such license, acquisition, assignment or transfer of Business Intellectual Property, excluding  commercially available licenses or “off-the-shelf” licenses for back-office functions or the operations of Seller requiring annual fees of less than $25,000 and click-through licenses with end users;

(v) the development, marketing, sale or distribution of the Business in any jurisdiction other than in the ordinary course of business consistent with past practice (excluding Seller Parent’s engagement of its investment banker in connection with the marketing and sale of the Business);

(vi) indemnification by Seller with respect to infringements of Intellectual Property (other than indemnification obligations arising from purchase, sale or license agreements entered into in the ordinary course of business) or similar obligations of Seller that would reasonably be expected to result in $25,000 or more of liabilities of Seller under such Contract, excluding customary Intellectual Property indemnities provided to customers and suppliers in the ordinary course of business;

(vii) indebtedness (whether incurred, assumed, guaranteed or secured by any Purchased Asset) of either Seller Group Member, any interest rate, derivatives or hedging transaction and any Lien (other than Permitted Liens) on any Purchased Asset;

(viii) any joint venture, partnership, limited liability company or other similar Contract (including any such Contract providing for joint research, development or marketing);

(ix) the acquisition or disposition, including any option agreement, lease or license of (A) any business, assets or capital stock of, or other voting or equity interests in, Seller or (B) any Real Property (in each case, whether by transaction, sale of stock, sale of assets or otherwise), including any Real Property Leases;

(x) (A) limiting the freedom of either Seller Group Member to compete in any line of business or with any Person or in any area and that would so limit the freedom of Buyer after the Closing, (B) contains exclusivity obligations or restrictions binding on either Seller Group Member that would be binding on Buyer after the Closing or (C) grants to any Person “most favored nation” status;

(xi) any direct or indirect guarantee of any liabilities or obligations (including any “take-or-pay” or keepwell agreement) (A) of either Seller Group Member by any other Person or (B) of any other Person by either Seller Group Member (in each case other than endorsements for the purpose of collection in the ordinary course of business consistent with past practice);

(xii) powers of attorney or other similar agreements or grants of agency authority; and

(xiii) any other Contract that is (A) not made in the ordinary course of business consistent with past practice and (B) material to the Business or Purchased Assets.

(b) Other than Business Customer Contracts which are substantially similar to the Business’ template customer contract and entered into in the ordinary course of business, Seller has made available to Buyer correct and complete copies of each Material Business Contract, as such Material Business Contracts are amended to date. Except as may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights, and (ii) general principles of equity that restrict the availability of equitable remedies, each such Material Business Contract that constitutes an Assumed Contract (“Assumed Material Business Contract”) is a valid, binding and enforceable obligation of Seller or Seller Parent, as applicable, and, to the Knowledge of Seller, of the other party or parties thereto, and is in full force and effect. Neither Seller Parent or Seller is nor, to the Knowledge of Seller, is the other party or parties thereto, in breach or non-compliance of any material term of any such Assumed Material Business Contract.  Neither Seller nor Seller Parent has received written notice of any default or threat thereof with respect to any such Assumed Material Business Contract. Neither Seller nor Seller Parent has provided or received any notice of termination, or the intent to terminate, any such Assumed Material Business Contract.

(c) Except as set forth in Section 2.4(c) of the Seller Disclosure Schedule, subject to obtaining any necessary consents by the other party or parties to any such Assumed Material Business Contract (as further set forth in Section 2.4(d) of the Seller Disclosure Letter), the execution, delivery or performance of this Agreement and the Related Agreements by the Seller Group Members, and the consummation of the Transaction, does not and will not: (i) violate, contravene, conflict with or result in a violation or breach of, or result in a default under, with or without notice or lapse of time or both, any provision of any Assumed Material Business Contract, (ii) require consent for assignment of any Assumed Material Business Contract; or (iii) give any Person the right to:  (A) declare a default or exercise any remedy under any Assumed Material Business Contract; (B) accelerate the maturity or performance of any Assumed Material Business Contract; or (C) cancel, terminate or modify any term of any Assumed Material Business Contract, except, in the case of clauses (i), (ii) or (iii), for any such conflict, breach, violation, default, contravention, termination, cancellation, modification, acceleration, or failure to obtain a consent would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Neither Seller nor Seller Parent has granted any powers of attorney or other similar agreements or grants of agency authority that are related exclusively to the Business.

(e) Set forth in Section 2.4(e) of the Seller Disclosure Letter is a list of shared services Contracts that are material to the continued operation of the Business as of the Agreement Effective Date, are not exclusive to the Business and are not being assumed by or transferred to Buyer (“Material Shared Services Contracts”).

2.5 Related-Party Transactions.  Except as set forth in Section 2.5 of the Seller Disclosure Letter and for any Business Employee or Business Contractor related agreements or other documents disclosed in response to Section 2.13, there are no loans, leases or other agreements or transactions included in the Assumed Liabilities and Obligations to which either Seller Group Member is a party, on the one hand, and to which any of the following is a party, on the other hand: (a) any director or officer of either Seller Group Member, (b) the other Seller Group Member, (c) to the Knowledge of Seller, any member of such director’s or officer’s Immediate Family, or (d) to the Knowledge of Seller, any Affiliate (other than Seller Parent) of such director or officer. To Seller’s Knowledge, no director or officer of Seller (i) is engaged in, or serves as an officer or director of any person engaged in, direct competition with Seller with respect to the Business or (ii) has material business dealings or a material financial interest in any transaction with Seller (other than business dealings or transactions in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms).

2.6 Changes.  Except as reflected in the Financial Statements, as set forth on Section 2.6 of the Seller Disclosure Letter or as contemplated by this Agreement or in connection with the Transaction, since the Balance Sheet Date, Seller has conducted the Business in the ordinary course consistent with past practice and there has not been (a) any change, event, fact, circumstance, condition or effect which individually or in the aggregate has had or would reasonably be expected to have a Material Adverse Effect; (b) any disposition or acquisition of any material assets or a material transaction other than in the ordinary course of business or as contemplated by this Agreement or the Transaction; or (c) any material damage, destruction or loss to the properties of the Business, whether or not covered by insurance.

2.7 Properties.

(a) Real Property.  Neither Seller Group Member (i) owns any Real Property related to or used in connection with the Business nor (ii) is obligated, and does not have an option, to acquire an ownership interest in any Real Property related to or used in connection with the Business.  Section  2.7(a) of the Seller Disclosure Letter lists all leases, subleases and licenses (the “Real Property Leases”) for or relating to all Real Property interests used, leased or otherwise occupied by Seller or otherwise used primarily in the conduct of the Business and operations of Seller as currently conducted (the “Leased Real Property”), in each case identifying the lessee and lessor thereunder and the address and current use of such Leased Real Property.  Seller has made available to Buyer accurate and complete copies of the Real Property Leases.

(b) Tangible Personal Property.  Seller or Seller Parent owns and has good and valid title to, or otherwise has the right to use pursuant to a valid and enforceable lease, license or similar contractual arrangement, all of the Purchased Business Tangible Personal Property, free and clear of all Liens (other than Permitted Liens).  Any Permitted Liens on the Purchased Business Tangible Personal Property, individually or in the aggregate, do not materially interfere with the current use of any such Purchased Business Tangible Personal Property by Seller or materially detract from the value of any such Purchased Business Tangible Personal Property.  The material equipment and other items of Purchased Business Tangible Personal Property are in good operating condition and in a good state of maintenance and repair, subject only to ordinary wear and tear, and are adequate and suitable for the purposes for which they are presently being used or held for use.  To the Knowledge of Seller, there are no facts or conditions affecting any Purchased Assets that would reasonably be expected, individually or in the aggregate, to materially interfere with the use or operation of such Purchased Business Tangible Personal Property.

2.8 Intellectual Property.

(a) Owned Business Intellectual Property.  Section  2.8(a) of the Seller Disclosure Letter sets forth a complete and accurate list of all Owned Business Intellectual Property that is necessary to the operation of the Business. Seller or Seller Parent, as applicable, is the sole owner of each item of Purchased Owned Business Intellectual Property. All Purchased Owned Business Intellectual Property is free and clear of Liens (other than Permitted Liens). Neither Seller Group Member holds any Registered Owned Business Intellectual Property. There are no Contracts in effect as of the Agreement Effective Date (i) in which Seller has granted a license, covenant, release, immunity, assignment, or other right with respect to any Purchased Owned Business Intellectual Property in connection with the settlement of a litigation brought against, or by, either Seller Group Member; (ii) pursuant to which either Member of the Seller Group has granted an express license, covenant, release, immunity, assignment, or other right to any Purchased Owned Business Intellectual Property, which license is material to the Business and not entered into in the ordinary course of business; or (iii) pursuant to which either Seller Group Member has granted a third party an exclusive license to Purchased Owned Business Intellectual Property (collectively, the “Licensed Purchased Owned Business Intellectual Property License Agreements” and, such Intellectual Property, the “Licensed Purchased Owned Business Intellectual Property”).

(b) Licensed Business Intellectual Property.  Section  2.8(b) of the Seller Disclosure Letter sets forth a complete and accurate list of all Contracts in effect as of the Agreement Effective Date (i) pursuant to which a third party has licensed Business Intellectual Property that is material to the operation of the Business to either Member of the Seller Group, other than Contracts with respect to Business Intellectual Property (including Software) that is generally available on a commercial basis from third parties, including Software licensed pursuant to shrink-wrap or click-wrap agreements, terms of use or services, or similar agreements; or (ii) in which Seller or Seller Parent has received a license, covenant, release, immunity, assignment, or other right with respect to any Business Intellectual Property in connection with the settlement of a litigation brought against, or by, either Seller Group Member (collectively, the “Licensed Business Intellectual Property Agreements” and, such Intellectual Property, the “Licensed Business Intellectual Property”).  Seller or Seller Parent has all necessary licenses and/or other rights necessary for Seller’s or Seller Parent’s use of Licensed Business Intellectual Property that is material to the operation of the Business, subject to the terms of the applicable license agreement, and the applicable licensee is using such Licensed Business Intellectual Property in accordance with such license terms in all material respects.

(c) Trade Secrets.  Seller has, in accordance with the applicable Law of each jurisdiction where the Business is conducted, taken commercially reasonable steps to protect the Business’ rights in and to any trade secrets that are material to the Business.  No material trade secrets or material confidential information of the Business has been disclosed by Seller or Seller Parent to any third party other than subject to a confidentiality agreement or other obligation of confidentiality.  To Seller’s Knowledge, Seller has complied in all material respects with all of its obligations of confidentiality in respect of the trade secrets, confidential information or proprietary information of others.

(d) No Infringement of Third Party Rights.  Neither Seller Group Member, the Business nor any of the Purchased Assets has infringed upon, misappropriated or otherwise violated, or is infringing upon, misappropriating or otherwise violating, the Intellectual Property of any third party or constitutes unfair competition of trade practices under the Laws of any jurisdiction where such infringement, misappropriation, or violation would, individually or in the aggregate, have a Material Adverse Effect.  No Action or claim is pending or, to the Knowledge of Seller, is or has been threatened against the Business (i) alleging that Seller or the Business has infringed upon, misappropriated or otherwise violated, or is infringing upon, misappropriating or otherwise violating, the Intellectual Property of any third party, or (ii) that challenges or seeks to deny or restrict Seller’s or Seller Parent’s rights in any of the Owned Business Intellectual Property or Licensed Business Intellectual Property, respectively.  No current, or to the Knowledge of Seller, former, employee, consultant or contractor of either Seller Group Member involved in the development of the Owned Business Intellectual Property has alleged in writing ownership rights, title or interest in any Owned Business Intellectual Property developed by such individual.

(e) No Infringement by Third Parties.  To the Knowledge of Seller, (i) no Person is engaging in any activity that infringes, misappropriates or otherwise violates the Owned Business Intellectual Property, and (ii) no threat, notice, demand or other communication (oral or written) to that effect has been made by either Seller Group Member against any person.  Each employee, and each individual consultant or contractor, of either Seller Group Member, present, and to the Knowledge of Seller, former, involved in the development of any Purchased Owned Business Intellectual Property has executed an agreement assigning, or by operation of law or otherwise has assigned or relinquished, his or her entire right, title and interest in and to such subject matter, if any, to one of the Members of the Seller Group.  The execution, delivery and performance of this Agreement and the Related Agreements and the consummation of the Transaction will not breach, violate or conflict with any instrument or agreement to which either Seller Group Member is a counterparty concerning the Purchased Owned Business Intellectual Property, will not require consent for assignment or cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Purchased Owned Business Intellectual Property or materially impair the right (to the extent a Seller Group Member has such rights immediately prior to the Effective Time) of the applicable Seller Group Member to license, sublicense, assign, transfer or otherwise dispose of, or to bring any Action for the infringement of, any of the Purchased Owned Business Intellectual Property.

(f) Open Source.  Section 2.8(f) of the Seller Disclosure Letter sets forth a true, correct and complete list of (i) all Open Source that is or has been included, incorporated or embedded in, linked to or combined or distributed with or used in the Business Software, including without limitation Open Source used in the development and testing or from which any part of any the Business Software is derived, and (ii) the manner in which Open Source is used, including whether such Open Source has been modified or distributed by either Seller Group Member with respect to the Business.  All use and distribution of Open Source is in full compliance with all Open Source licenses applicable thereto in all material respects.  To the Knowledge of Seller, the use of Open Source in the Business Software does not (A) require the distribution or making available of the Open Source by either Seller Group Member, (B) prohibit or limit Seller from charging a fee or receiving consideration in connection with sublicensing or distributing the applicable product(s), (C) grant any right to any Person or otherwise allow any such person to decompile, disassemble or otherwise reverse-engineer any Business Software, or (D) require the licensing of any product(s) for the purpose of making derivative works.  As of the date hereof, neither Seller Group Member has received any third party claim that the Business Software incorporates, is integrated with, or, links to any Open Source in such a manner that requires either Seller Group Member to distribute any material proprietary source code for such product under the terms of an Open Source license, and as of the date hereof, there would be no reasonable basis for such a third party claim.  Each Seller Group Members has used commercially reasonable efforts to regulate the use and distribution of Open Source incorporated into any Business Software in compliance with applicable Open Source licenses.

(g) Data Protection.  Each Seller Group Member has taken commercially reasonable measures to protect the Business customers’ and its Business personnel’s Personal Information from unauthorized access.  Seller is, and during the Preceding Period has been, operating in compliance with all applicable Information Privacy and Security Laws, including, without limitation, with respect to the presentation of consents with respect to the Business, except where the failure to operate in compliance would not have a Material Adverse Effect. During the Preceding Period, Seller has maintained adequate records as required by applicable Information Privacy and Security Laws, including with respect to Seller’s privacy policies and as to express consent, opt-in or opt-out information.  During the Preceding Period, there has been no unauthorized acquisition, release, access, use or disclosure of any Personal Information in connection with the Business (i) by Seller in material breach of any Contract to which Seller is bound; (ii) by Seller in violation in any material respect of any Information Privacy and Security Laws to which Seller is subject; (iii) that has triggered a notification or reporting requirement of Seller under any Information Privacy and Security Laws to which Seller is subject; or (iv) that Seller notified, either voluntarily or as required by applicable Law, any affected individual or any Governmental Authority of or with respect to which Seller is planning to conduct any such notification under any Information Privacy and Security Laws.  Seller has not been notified of and, to the Knowledge of Seller, is not the subject of any regulatory investigation, or enforcement actions under any applicable Information Privacy and Security Laws.  No Person (including any Governmental Authority) has made any claim or commenced any action with respect to loss, damage, or unauthorized access, use, modification, or other misuse of any such Personal Information by Seller (or any of its respective employees or contractors) which has resulted in, or would reasonably be expected to result in, material liability to the Business.  Seller has no reason to believe that any action against Seller or regulatory investigation of Seller relating to the Business’ data security or privacy will be commenced.

(h) Information Technology.  During Preceding Period, there has been no failure or breakdown of any core information technology systems of either Seller Group Member that have resulted in a material disruption or material interruption in the operation of the Business.

2.9 Litigation.  There is no Action pending and, to the Knowledge of Seller, no Action has been or is threatened by or against the Business in writing that individually or in the aggregate has been or would reasonably be expected to be material to the Business or Purchased Assets.  Neither Seller Group Member is a party or subject to the provisions of any material Order of any court or Governmental Authority that is binding on Seller, the Business or any of the Purchased Assets.  Except as set forth on Section 2.9 of the Seller Disclosure Letter, there is currently no Action related to the Business by either Seller Group Member pending or which either Seller Group Member intends to initiate in connection with the Business.

2.10 Taxes.  Except as set forth on Section  2.10 of the Seller Disclosure Letter:

(a) Filing of Tax Returns and Payment of Taxes.  Seller or Seller Parent, as applicable, has timely paid or will timely pay all Taxes related to the Business or Purchased Assets which will have been due and required to be paid on or prior to the Closing Date, the non-payment of which would result in a Lien on any Purchased Asset. There has been no audit, investigation, dispute with or correspondence from any Taxation Authority related to any aspect of the Business, the resolution of which could reasonably result in a Lien on any Purchased Asset.

(b) Audit; Deficiencies.  During the Preceding Period, there has been no audit, investigation, dispute with, or correspondence from any Taxation Authority to either Seller Group Member related to any aspect of the Business.  There are no accrued and unpaid Taxes of either Seller Group Member relating to the Business which are due and payable, whether or not assessed or disputed. During the Preceding Period, no deficiency or adjustment for material Taxes with respect to the Business has been claimed, proposed, asserted or assessed by any Taxation Authority in writing.

(c) Liens.  There are no Liens for Taxes on any of the Purchased Assets.

(d) Withholding Taxes.  During the Preceding Period, Seller has timely withheld and timely paid all material Taxes required to have been withheld and paid by it in connection with amounts paid or owing to any employee, independent contractor, creditor, supplier, equityholder or other Person.

2.11 Compliance with Laws; Permits.

(a) Compliance with Laws.  Each Seller Group Member is, and since January 1, 2013 has been, in compliance with all applicable Laws relating to the Business or the Purchased Assets where the failure to comply, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(b) Permits.  Seller is and has at all times been in possession of all Permits, if any, necessary for it to own, lease and operate its properties or to carry on the Business as it is now being conducted where the failure to possess any such Permit, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.  A true and complete list of all such Permits is set forth on Section 2.11 of the Seller Disclosure Letter, and each such Permit is valid and in full force and effect and Seller is in material compliance with all of its obligations with respect thereto.

2.12 Insurance.  To the Knowledge of Seller there are currently no (i) claims relating to the Business pending against either Seller Group Member under any insurance policies currently in effect; and (ii) potential claims relating to the Business that are required to be noticed under the insurance policies covering the Business or Purchased Assets.

2.13 Employees and Independent Contractors; Employee Benefit Plans.

(a) Employees and Independent Contractors.  Section 2.13(a) of the Seller Disclosure Letter contains a complete and accurate list of all employees (“Business Employees”) and independent contractors (“Business Contractors”) of either Seller Group Member dedicated primarily or exclusively to the Business, identifying all employment or consulting agreements, non-competition and non-solicitation agreements, Intellectual Property assignments, compensation and any severance pay and/or continuation pay owed to such employees or independent contractor as a result of a sale of the Business and termination of their employment by the applicable Seller Group Member, position, date of hire, current compensation (including base salary or hourly compensation and, if applicable, target and maximum annual bonus and commissions).

(b) Employee Matters.  Neither Seller Group Member is a party to any collective bargaining agreement covering any Business Employees and no such agreements are being negotiated by either Seller Group Member.  There is no pending, nor since January 1, 2013 has there been a, demand for recognition or any other material request or demand from a labor organization for representative status with respect to any Business Employee nor, to the Knowledge of Seller, are any threatened. During the Preceding Period, neither Seller Group Member has violated in any material respect or received any written notice alleging that any violation has occurred under any employment contract or proprietary information agreement with any Business Employee.  Each Business Employee is an employee at will. To the Knowledge of Seller, no Business Employee has provided written notice of his or her intention to terminate employment with the applicable Seller Group Member.  All Business Employees and Business Contractors have at all times been accurately classified by the applicable Seller Group Member with respect to such services as an employee or a non-employee.

(c) Identification of Plans.  Except as disclosed in Section 2.13(c) of the Seller Disclosure Letter, neither Seller Group Member currently maintains or contributes to, or have any outstanding liability to or in respect of or obligation under, any pension, retirement, profit-sharing, deferred compensation, incentive compensation, vacation, bonus, commission, equity or equity-based compensation, loan, severance, retention, termination, change in control, group or individual health, dental, medical, life insurance, disability, hospitalization, survivor benefit, key man insurance, education fund, motor vehicle or similar plan, policy, program, arrangement or agreement, whether formal or written or, to Seller’s Knowledge, informal or oral, for the benefit of any Business Employee or Business Consultant (any of the foregoing, an “Business Employee Benefit Plan”). Correct and complete copies or summaries of all (i) Business Employee Benefit Plans, (ii) any material communications with Governmental Authorities regarding any current audits, actions, suits, investigations or claims involving any such Employee Benefit Plans and (iii) employee handbook, have been provided to Buyer.

(d) Compliance with Terms and Law.  In connection with the Business Employees (i) each Seller Group Member has complied with all applicable employment Laws and regulations, including without limitation, all applicable wage/hour Laws, Laws related to Business Employee Benefit Plans, occupational safety and health standards and the Worker Adjustment and Retraining Notification Act or any similar state or local legal requirement (collectively, “WARN”), (ii)  each Business Employee Benefit Plan is and has heretofore been maintained and operated in compliance with the terms of such Business Employee Benefit Plan and in compliance with the requirements prescribed (whether as a matter of substantive Law or as necessary to secure favorable Tax treatment) by applicable Law in effect from time to time, including ERISA and the Code, and (iii) all contributions and premiums required to have been paid by either Seller Group Member to any Business Employee Benefit Plan under the terms of any such plan or any related funding arrangement, or pursuant to any applicable Law (including ERISA and the Code) have been paid or properly accrued within the time prescribed by any such plan or applicable Law, except, in the case of clauses (i), (ii) or (iii), for any failure to comply or to make any such contributions or payments would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e) Absence of Certain Events and Arrangements.  In connection with the Business Employees:

(i) there are no pending or, to the Knowledge of Seller, threatened Actions against either Seller Group Member by any Business employee or Business Contractor or former Business employees, other than routine claims for benefits, concerning any Business Employee Benefit Plan or, to the Knowledge of Seller, any fiduciary or service provider thereof that could result in a liability to either Seller Group Member and, to the Knowledge of Seller, there is no basis for any such Action;

(ii) no Business Employee Benefit Plan is subject to Title IV of ERISA, and neither Seller Group Member has any outstanding liability under Title IV of ERISA or Section 412 of the Code, including as a consequence of being considered a single employer with any other Person under Section 414 of the Code or Title IV of ERISA or with respect to any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA;

(iii) no Business Employee Benefit Plan has engaged in a prohibited transaction which could subject either Seller Group Member, directly or indirectly, to material liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code;

(iv) except as required by applicable Law, this Agreement or the Transaction, neither Seller Group Member has announced its intention to materially modify or terminate any Business Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Business Employee Benefit Plan; and

(v) Neither Seller Group Member has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current Business Employees except as required to avoid the excise Tax under section 4980B of the Code.

(f) Transaction-Related Payments.  Except as set forth in Section 2.13(f) of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement and the Related Agreements to which it is a party by a Seller Group Member and the consummation by the Seller Group of the Transaction will not (alone or in combination with any other event) (i) entitle any Business Employee or Business Contractor to severance pay, change in control or other bonus or incentive payment, (ii) result in any payment becoming due, accelerate the time of payment or vesting of benefits, or increase the amount of compensation due to any such Business Employee or Business Contractor or (iii) result in any forgiveness of indebtedness or trigger any funding obligation by either Seller Group Member under any Business Employee Benefit Plan.  No Person is entitled to receive any additional payment (including any Tax gross-up or other payment) from either Seller Group Member as a result of the imposition of the excise Taxes required by section 409A of the Code.

(g) Seller Parent’s 401(k) Plan.  Seller Parent’s 401(k) Plan with respect to Business Employees has been administered in compliance in all material respects with its terms and applicable Laws. All material contributions, premiums or payments under or with respect to Seller Parent’s 401(k) Plan which are due on or before the Closing Date with respect to the Business Employees have been or will be paid within the period required by applicable Law. To Seller’s Knowledge, there are no active audits, actions, suits, investigations or claims (other than routine claims for benefits) with respect to Seller Parent’s 401(k) Plan by a Governmental Authority.

2.14 Brokers.  Except as set forth in Section 2.14 of the Seller Disclosure Letter, no finder, broker, agent or similar intermediary has acted for or on behalf of either Seller Group Member or any Affiliate thereof in connection with the negotiation of this Agreement or the consummation of the Transaction.  Neither Buyer nor any of its Affiliates shall incur any liability or other obligation, either directly or indirectly, to any finder, broker, agent or intermediary set forth in Section 2.14 of the Seller Disclosure Letter as a result of this Agreement or the Transaction.

2.15 Customers; Suppliers.

(a) Customers. Section 2.15(a) of the Seller Disclosure Letter lists (i) the names of all Business Customer Contracts , (ii) the total dollar amount of gross revenues from each such customer during the twelve (12)-month period ended as of the Balance Sheet Date, and (iii) material service level requirements of the Business with respect to such customer, including any specific insurance coverage level requirements (collectively, the “Customer Requirements”).  To the Knowledge of Seller, no such customer has indicated that it will not continue as a customer of the Business after the Closing or that such customer intends to terminate or materially modify its existing Contract or otherwise cease to do business or materially reduce or modify its relationship with Seller, as a result of the Transaction or otherwise.  Neither Seller Group Member has received any notice, written or, to Seller’s Knowledge, otherwise, from any such Business customer that Seller has failed to fulfill any of its material obligations to such account as of the Agreement Effective Date.  Seller has complied in all materials respects with all Customer Requirements in accordance with the terms of the applicable Business Customer Contract.

(b) Lead Suppliers.  Section 2.15(b) of the Seller Disclosure Letter lists the names of the suppliers of specialty finance leads to the Business.  To the Knowledge of Seller, no such supplier has indicated that it will not continue as a supplier of the Business after the Closing or that such supplier intends to terminate or materially modify its existing Contract or otherwise cease to do business or materially reduce or modify its relationship with Seller, as a result of the Transaction or otherwise.  Seller has not received any notice, written or, to Seller’s Knowledge, otherwise, from any such Business supplier that Seller has failed to fulfill any of its material obligations to such supplier as of the Agreement Effective Date.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each Seller Group Member as set forth in this Article 3. Except as expressly set forth in this Article 3 or in any certificate, instrument or document delivered herewith, neither Buyer nor any other party acting on its behalf makes any representation or warranty, written or oral, express or implied, and neither Member of Seller Group is replying on any representations or warranties, written or oral, express or implied, except for the representations and warranties in this Article 3 or in any certificate, instrument or document delivered herewith:

3.1 Organization, Good Standing and Qualification.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  Buyer has all requisite corporate power and authority to own and operate its properties and assets, to execute and deliver this Agreement and the Related Agreements to which it is a party, to carry out the provisions of this Agreement and the Related Agreements to which it is a party, and to perform its obligations under this Agreement and the Related Agreements to which it is a party.  Buyer is duly qualified to transact business as it is now conducted and is in good standing in each jurisdiction where such qualification is required and in which failure to so qualify would be materially adverse to Buyer.

3.2 Authorization; Binding Obligations; Governmental Consents.

(a) All corporate actions on the part of Buyer, and its officers and directors, necessary for the authorization, execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of all obligations of Buyer hereunder and thereunder have been taken.  This Agreement and each Related Agreement to which it is a party is the valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in law or equity.  This Agreement and Related Agreements to which Buyer is a party will have been duly executed and delivered by Buyer.

(b) No consent, approval, Order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority on the part of Buyer is required in connection with the consummation by Buyer of the Transaction, except for such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not be materially adverse to Buyer and would not prevent, or materially alter or delay the Transaction.

3.3 Compliance with Other Instruments.  The execution, delivery and performance of this Agreement and the Related Agreements to which it is a party by Buyer in accordance with their respective terms and the consummation of the Transaction do not and will not (a) violate the certificate of incorporation or bylaws of Buyer, (b) breach or result in a violation of any Law applicable to Buyer or (c) constitute a material breach of the terms, conditions, provisions of, or constitute a default under, any judgment, Order, or decree of any court or arbitrator to which Buyer is a party or any material contract of Buyer.

3.4 Brokers.  No finder, broker, agent or similar intermediary has acted for or on behalf of Buyer or any Affiliate thereof in connection with the negotiation of this Agreement or the consummation of the Transaction.

ARTICLE 4
POST-CLOSING COVENANTS

4.1 Covenant Not to Compete, Solicit or Hire.

(a) Non-Competition.  As long as the Transitional License and Linking Agreement has not been terminated by either Seller Group Member by reason of Buyer’s intentional uncured default in the payment of fees thereunder (excluding any post-Closing indemnification obligations or reconciliation adjustments pursuant to this Agreement), from the date of this Agreement through the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), neither Seller Group Member nor any Subsidiary of either Seller Group Member (individually a “Restricted Party”) will, directly or indirectly, through any person, entity, or otherwise, own, manage, operate, or Control any business engaged in a Competitive Business Activity (as defined below) anywhere in the Restricted Territory (as defined below).

(i) The term “Competitive Business Activity” shall mean the Automotive Specialty Finance Leads Business. For purposes of this Section 4, “Automotive Specialty Finance Leads Business” means buying or selling of Automotive Specialty Finance Leads and the generation of automotive specialty finance leads on any site owned or operated by either Seller Group Member; and the term “Automotive Specialty Finance Leads” in this Section 4 means the online finance application lead forms for the collection of consumer credit information specifically for subprime automotive financing where the lead form is not directly related to a specific vehicle make-model combination or VIN in which the consumer has expressed an interest before submitting the form.

(ii) Notwithstanding the foregoing provisions of this Section 4.1(a):

(A) it shall not be a breach of this Section 4(a) if after the Closing Date a Restricted Party engages in one or more of the following transactions or activities, each being independent of the others:

a. a Restricted Party invests in securities of any business or entity engaged in a Competitive Business Activity, so long as such Restricted Party does not own, in the aggregate, more than ten percent (10%) of any class or series of outstanding securities of such business or entity;

b. a Restricted Party acquires another business or entity that is engaged in a Competitive Business Activity, so long as (1) the annual revenue derived from the Competitive Business Activity does not at the time of such acquisition exceed ten percent (10%) of the total annual revenue of such business or entity, and (2) the annual revenue derived from the Competitive Business Activity does not increase by more than five percent (5%) per annum (year-over year growth as compared initially to the revenue at the time of the acquisition and then anniversaries thereof) during the Restricted Period;

c. a Restricted Party acquires another business or entity that is engaged in a Competitive Business Activity, so long as (1) the annual revenue derived from the Competitive Business at the time of the acquisition exceeds ten percent (10%) but is less than twenty-five percent (25%) of the total annual revenue of such business or entity, and (2) the acquiring Selling Party sells or otherwise disposes in its entirety the portion of such business or entity that is related to the Competitive Business within six (6) months after the closing of such acquisition; and

(B) the sale of a Restricted Party to any Person, whether engaged in a Competitive Business Activity at the time of the acquisition or that later becomes engaged in a Competitive Business Activity, effected by way of a Change of Control shall not constitute a violation of Section 4(a); so long as subsequent to such acquisition (but during the Restricted Period) the acquiror does not engage or participate in such Competitive Business Activity via or otherwise through the Restricted Party as a separate entity or a separate and distinct business division.

Notwithstanding the foregoing provisions of Section 4.1(a)(ii)(A), Restricted Party acknowledges that the Restricted Spifi Companies are engaged in Competitive Business Activity and the Restricted Party shall not acquire any Restricted Spifi Company during the Restricted Period.

(iii) Except as otherwise provided in the Transitional License and Linking Agreement or in the Transition Services Agreement, the applicable Seller Group Member will use commercially reasonable efforts to remove existing links on any site owned or operated by such Seller Group Member pointing to specialty finance lead forms and any references to specialty finances leads on dealer facing webpages promptly; provided, however, that should such Seller Group Member fail to identify and remove any such link or reference as of the Closing Date, such Seller Group Member shall promptly remove any such link or reference within a commercially reasonable period of time once such link or reference has been identified.

(iv) It is understood that Competitive Business Activity will not preclude either Seller Group Member from (A) continued use of the Car.com name or mark of the Car.com domain name for any use other than engaging in the Automotive Specialty Finance Leads Business; or (B) engaging in traffic referral of consumer interested in automotive financing to any website or entity; provided that during the term of the Restricted Period, neither Seller Group Member will provide traffic referral of consumers interested in subprime automotive financing to the following websites or entities whose primary business is automotive specialty finance leads: (a) Interactive Financial Management Group, LLC (interactivefmg.com, carloan.com), (b) BlueSky Financial Services, Inc. (blueskyautofinance.com), (c) DealerLink, Inc. (dealerlink.us), (d) Consumer Connect, LLC (AutoLoanOptions.com), (e) CyberLead, Inc. (cyberleadinc.com), (f) Auto Friend Leads, Inc. (autofriendleads.com), (g) CreditYes, Inc. (credityes.com), (h) Detroit Trading Company (detroittrading.com), (i) Horizon Digital Finance, LLC dba MyAutoLoan (myautoloan.com), (j) Santander Consumer USA, Inc. (roadloans.com), (k) VP Marketing Corp (v-pmarketing.com), (l) DriveTime Automotive Group, Inc. (drivetime.com), and (m) Byrider Finance, LLC, Byrider Capital, LLC and Byrider Franchising, LLC (JDBryider.com) (“Restricted Spifi Companies”).

(v) The term “Restricted Territory” shall mean any location in the world where the Business services are provided or where Buyer or its Affiliates have offices, employees or customers engaged in the Business, including but not limited to each and every country, province or state in North America.

(b) Non-Solicitation; No-Hire.  During the Restricted Period, no Restricted Party will, directly or indirectly through any person, entity or otherwise,

(i) solicit, induce, recruit or otherwise encourage, or take any other action which is intended to solicit, induce, recruit or otherwise encourage (or could reasonably be expected to have the effect of the foregoing), any (A) customer of the Business to suspend, terminate, divert or otherwise take away his, her or its account or relationship with the Business or otherwise interfere with his or her or its business relationship with the Business; provided, however, that (i) no Restricted Party shall be in violation of the provisions of this Section 4.1(b)(i)(A) by engaging in advertising, marketing, sales or the provision of products or services other than Automotive Specialty Finance Leads, even if such activities related to non-Automotive Specialty Finance Leads products or services may have any of the foregoing restricted effects or impacts on any customer of the Business; provided that a Restricted Party does not directly target an  unique customer of the Business existing as of the Effective Time (i.e., a customer of the Business that is not also a customer of Seller Parent, Seller or any Affiliate of either for non-Business products and services) with the intent to cause such customer to divert such customer away from the Business, or (B) Business Employee or Business Contractor listed in Section 4.1(b) to the Seller Disclosure Letter (“Restricted Business Employees” or “Restricted Business Contractors”) to leave or terminate his or her employment with, or cease providing services to, the Business; provided, however, that no Restricted Party shall be in violation of the provisions of this Section 4.1(b)(i)(B) by engaging in general advertising or postings for employment or engagement as a contractor that is not specifically directed to a Restricted Business Employee or Restricted Business Contractor; or

(ii) hire, engage or retain or attempt to hire, engage or retain any Restricted Business Employee or Restricted Business Contractor, without Buyer’s prior written consent, or intentionally interfere with Buyer’s working relationship therewith (collectively with the restrictions set forth in this Section 4.1(a) and (b), the “Restricted Activity”); provided, however, that no Restricted Party shall be restricted in hiring or engaging any Restricted Business Employee or Restricted Business Contractor (1) whose employment or engagement by Buyer is terminated by Buyer; (2) whose employment or engagement by Buyer is terminated by the Restricted Business Employee or the Restricted Business Contractor and who (x) contacts the Restricted Party on such person’s own initiative and without any direct solicitation by the Receiving Party or (ii) responds to a general advertisement or posting placed by the Restricted Party that is not specifically directed to the Restricted Business Employee or Restricted Business Contractor.

(c) Severability.  The covenants contained in this Section 4.1 shall be construed as a series of separate covenants, one for each jurisdiction of the Restricted Territory.  Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in this Section 4.1.  If, in any judicial proceeding, a court refuses to enforce any of such separate covenants (or any part thereof), then such unenforceable covenant (or such part) shall be eliminated from this Agreement to the extent necessary to permit the remaining separate covenants (or portions thereof) to be enforced.  In the event that the provisions of this Section 4.1 are deemed to exceed the time, geographic or scope limitations permitted by applicable Law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, permitted by applicable Laws.

(d) Acknowledgements.  Each Seller Group Member acknowledges that its agreement as set forth in this Section 4.1 is required by Buyer to preserve the value of the Business for Buyer following the Closing.  Each Seller Group Member further acknowledges that the limitations of time, geography and scope of activity agreed to in this Agreement are reasonable because, among other things, (i) Buyer is engaged in a highly competitive industry, (ii) such Seller Group Member may have unique access to, and may continue to have access during the term of Transition Services Agreement to, the trade secrets and know-how relating to the Business and the Purchased Assets, and (iii) this Section 4.1 provides no more protection than is necessary to protect Buyer’s interests in the goodwill, trade secrets and confidential information of the Business.

(e) Remedies.  The Parties acknowledge that Buyer shall be irreparably harmed and that there shall be no adequate remedy at law for a violation of any of the covenants or agreements of the Seller Group Members set forth in this Section 4.1.  Therefore, it is agreed that, in addition to any other remedies that may be available to Buyer upon any such violation, Buyer shall have the right to seek enforcement of such covenants and agreements by specific performance, injunctive relief or by any other means available to Buyer at law or in equity.

4.2 Conduct Through Closing.  Except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 4.2 of the Seller Disclosure Letter, or (iii) as required by applicable Law, from the Agreement Effective Date through the Closing, Seller shall continue to manage and maintain the Business in the ordinary course of business.  Except (i) as contemplated or permitted by this Agreement, (ii) as disclosed in Section 4.2 of the Seller Disclosure Letter, or (iii) as required by applicable Law, from the Agreement Effective Date, (A) neither Seller Group Member shall, with respect to the Business, enter into any agreements or commitments for a sale of the Business or the Purchased Assets, take any actions that would impose any obligations or liabilities on the Business other than in the ordinary course of business, lend any money (other than trade credit in the ordinary course of business), incur any indebtedness (other than accounts payable in the ordinary course of business), or make or incur any capital expenditure other than in the ordinary course of business, (B) take any action that would impair Seller’s good and valid title to the tangible assets included in the Purchased Assets or cause any Lien (other than Permitted Liens) to attach to Seller, the Business or any of the Purchased Assets or (C) make any changes to the compensation of any Restricted Business Employee or Restricted Business Contractor) that are not in the ordinary course of business.

4.3 Notices of Certain Events.  From the Agreement Effective Date until the Closing, The Seller Group shall promptly notify Buyer in writing of (a) any fact, circumstance, event or action the existence, occurrence or taking of which the Seller has Knowledge and (i) has had, or would reasonably be expected to have a Material Adverse Effect, (ii) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Seller hereunder not being true and correct in any material respect or (iii) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Article 5 to be satisfied; and (b) any written notice or other communication, or, to Seller’s Knowledge, any oral communication from any Person expressly alleging that the consent of such Person is or may be required in connection with the Transaction or from any Governmental Authority in connection with the Transaction, excluding any consents that are disclosed in this Agreement, the Seller Disclosure Letter or in any Assumed Contracts.

4.4 Post-Closing Cash Receipts and/or Expenses.

(a) Cash Receipts.  The Parties agree that all cash receipts (“Cash Receipts”) for the Business that were collected by either Seller Group Member on or prior to the Effective Time will be the sole property of the Seller or Seller Parent (the “Pre-Closing Cash Receipts”).  The Parties also agree that all Cash Receipts for the Business that are collected by either Seller Group Member or Buyer after the Closing Date (the “Post-Closing Cash Receipts”) will be allocated in accordance with the principle that the portion of the Post-Closing Cash Receipts that relate to the operations of the Business on or prior to the Effective Time (based on the service period set forth in the applicable invoice or other documentation for such Post-Closing Cash Receipt) shall be allocated to Seller (the “Seller Post-Closing Cash Receipts”), and the portion of the Post-Closing Cash Receipts that relate to the operation of the Business after the Effective Time will be allocated to Buyer (the “Buyer Post-Closing Cash Receipts”). Seller Parent shall be responsible for the invoicing and collecting of all Business Customers for services rendered by Seller prior to the Effective Time.

(b) Disbursements. The Parties agree that operating costs and expenses (collectively, “Disbursements”) for the Business that were paid by Seller prior to the Effective Time shall be the sole obligation of Seller (the “Pre-Closing Disbursements”). All invoices for Disbursements related to Seller’s operation of the Business prior to the Effective Time shall be delivered to Seller Parent for payment. The Parties also agree that all Disbursements for the Business that are paid by Buyer after the Closing Date (the “Post-Closing Disbursements”), such Disbursements shall be allocated in accordance with the principle that the portion of the Post-Closing Disbursements that relates to the operation of the Business prior to the Effective Time (based on the service period set forth in the applicable invoice or other documentation for such Post-Closing Disbursement) will be allocated to Seller (the “Seller Post-Closing Disbursements”), and the portion of the Post-Closing Disbursement that relates to the operation of the Business after the Effective Time will be allocated to Buyer (the “Buyer Post-Closing Disbursements”).

(c) Excluded Items.  For the avoidance of doubt, the following pre-Closing items will be excluded from calculation of Cash Receipts and Disbursements: (i) prepaid expenses; (ii) customer deposits; and (iii) accrued paid-time off.

(d) Reconciliation Period.  During each of the six (6) months after the Closing Date and thereafter as necessary from time to time (the “Reconciliation Period”), Seller Parent and Buyer will conduct a reconciliation of all Post-Closing Cash Receipts and Post-Closing Disbursements consistent with this Section 4.4 and the other provisions of this Agreement.  Within ten (10) Business Days after the end of the relevant period, Seller Parent shall provide Buyer with documentation on all Post-Closing Cash Receipts collected by either Seller Group Member and Post-Closing Disbursements paid by either Seller Group Member.  Within twenty (20) Business Days thereafter, Buyer shall provide Seller Parent with documentation on all Post-Closing Cash Receipts collected by Buyer and all Post-Closing Disbursements paid by Buyer and the allocation of all Post-Closing Cash Receipts and Post-Closing Disbursements between Seller and Buyer in accordance with the terms of this Section 4.4.  Each of Seller Parent and Buyer will hold in trust for the other Party all Post-Closing Cash Receipts received until such time as the same have been allocated to the correct Party.  Promptly following each reconciliation, and in any event within five (5) business days thereafter, Buyer shall pay Seller Parent, or Seller Parent shall pay Buyer, as applicable, the net amount due to the other Party, or otherwise settle up such amount.  For the avoidance of doubt, Buyer may deduct any amounts owed by Seller Parent to Buyer under this Section 4.4 from the License Agreement, which deductions will not be subject to the provisions of Section 6.6.  Following the Closing, the Parties shall provide commercially reasonable cooperation with each other in order to effectuate the terms of this Section 4.4, including but not limited to promptly advising customers to direct to Buyer any future payments.

4.5 [Intentionally Left Blank]

4.6 Further Assurances

(a) Each of the Seller Group Members and Buyer will, or will cause their respective Affiliates to use its commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the Transaction, including using its commercially reasonable efforts to obtain all Permits, consents, approvals, authorizations, qualifications and Orders of Governmental Authorities as are necessary for the consummation of the Transaction.

(b) Seller agrees to take all commercially reasonable actions necessary to complete the conditions to Closing in Article 5 promptly following the Closing Date to the extent any such conditions are waived by Buyer on or prior to the Closing Date and the Parties do not otherwise agree that no post-Closing completion of any such waived conditions is required.

(c) The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer; it being understood that any liabilities arising out of the failure of Seller to comply with the requirements and provisions of any bulk sales, bulk transfer or similar Laws of any jurisdiction which are or would not otherwise constitute Assumed Liabilities and Obligations shall be treated as Excluded Liabilities.

4.7 Public Announcements.  Neither Seller Group Member, nor any of its Affiliates, on one hand, or Buyer, on the other hand, shall, without the prior written consent of the other Party, issue any press release or otherwise make any public statements with respect to this Agreement or the Transaction at any time, except as such Party believes may be required by applicable Law or any national securities exchange to which such Party is subject; provided, that, except as may be prohibited by Law or stock market regulations, such Party agrees to consult with the other Party before issuing such required press release or public statement, it being understood, however, that no Party shall have the right to approve any filings or other disclosures that another Party believes are required by applicable Law or any national securities exchange to which such Party is subject.  Notwithstanding the foregoing, Seller Parent shall not be restricted in any manner from publicly disclosing the amount of the Purchase Price or other terms of the Transaction in response to inquiries from investors or media.

4.8 Employee Matters.

(a)           Upon execution and delivery of this Agreement by the Parties, Buyer shall make offers of employment to those Business Employees identified on a separate schedule (“Offered Business Employees Schedule”) agreed upon by Buyer and Seller Parent prior to the execution and delivery of this Agreement by the Parties (such Business Employees being referred to herein as “Offered Business Employees”).  Any of the Offered Employees who accept Buyer’s offer of employment prior to the Effective Time shall be referred to herein as the “Hired Business Employees”).

(b)           Seller Parent shall be responsible for the payment of, and shall pay when due, of all wages and other remuneration earned and due to any Hired Business Employees through the Effective Time, including pro rata bonus payments (if any, and if and when earned, due and payable under the applicable Business Employee Benefit Plan), overtime and commissions earned and all accrued vacation pay as of the Effective Time, and any termination or severance payments (if and when earned, if any) and employer costs attributable to the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA.  Except to the extent expressly assumed by Buyer hereunder or with respect to any account rollovers by Hired Business Employees from Seller Parent’s 401(k) plan to Buyer’s 401(k) plan, Seller shall retain sole liability for the payment of earned and accrued benefits under the Business Employee Benefit Plans as of the Effective Time for those employees who will be fully vested in their accounts under such plans as of the Effective Time.  Immediately before the Effective Time, Seller Parent will terminate the employment of, or service relationship with, all Hired Business Employees. Seller shall use reasonable best efforts to provide proof to Buyer that a termination notice with respect to the Hired Business Employees was submitted to Seller’s 401(k) plan administrator within ten (10) days after the Closing Date. Seller Parent and Buyer shall reasonably cooperate on all transition matters relating to the Hired Business Employees.

(c)           It is understood and agreed that (i) any offers extended by Buyer to Business Employees shall not constitute any commitment, contract or understanding (express or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (ii) employment offers by Buyer are “at will” and may be terminated by Buyer or by an employee at any time for any reason. With respect to offers extended to Offered Business Employees, such offers shall, among other terms, provide, for the matters set forth on the  Employee Matters Schedule attached hereto as Exhibit H and incorporated herein by reference (as applicable to all or particular Offered Business Employees as designated on the Employee Matters Schedule).

(d) Notwithstanding any other provision of this Section 4.8, the Parties acknowledge and agree that all provisions contained in this Section 4.8 with respect to the Hired Business Employees, their dependents and beneficiaries are included for the sole benefit of  the Seller Group Members, and that nothing in this Agreement, whether express or implied, shall (i) create any third party beneficiary or other rights (A) in any other Person, including, without limitation, any employees, former employees, any participant in any Business Employee Benefit Plan, director, consultant or any dependent or beneficiary thereof, or (B) to continued employment or service relationship with Buyer or any of its Affiliates or (ii) prohibit or limit the ability of Buyer or its Affiliates to amend, modify or terminate any Buyer employee benefit plan.  Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 4.8 shall be deemed or construed to be an amendment or other modification of any Business Employee Benefit Plan or Buyer employee benefit plan.

4.9 Tax Matters.

(a)           Seller or Seller Parent shall prepare or cause to be prepared, and file or cause to be filed, on a timely basis, all required Tax Returns with respect to the Purchased Assets for Pre-Closing Tax Periods and pay, or cause to be paid, all Tax amounts related to the Purchased Assets due on such Tax Returns, including all Taxes resulting from or payable in connection with the Transaction, regardless of the Person on whom such Taxes are imposed by legal requirements, such as transfer, stamp, documentary, sales, use, registration, value-added and other similar Taxes (including all applicable real estate transfer Taxes) incurred in connection with this Agreement and the Transaction.

(b)           Buyer and Seller Parent agree to furnish or cause to be furnished to the other, upon reasonable request, as promptly as reasonably practicable, such information and assistance relating to Taxes, including, without limitation, access to books and records, as is reasonably necessary for the filing of all Tax Returns by Buyer, Seller or Seller Parent, the making of any election relating to Taxes, the preparation for any audit by any Taxation Authority and the prosecution or defense of any Action relating to any Tax.

(c)           Each Party will pay its own Taxes as they are from time to time due with any Governmental Authority.

(e) Any Tax refunds that are received by Buyer or a Seller Group Member that are the property of the other Party based on the Taxes and period to which they relate shall be paid over to the other Party immediately and in no case later than fifteen (15) days after receipt thereof.

4.10 Access to Information.  Each Party shall provide to the other Parties and their respective representatives copies of, or reasonable access to (including reasonable access to make copies thereof), during normal business hours and on at least five (5) Business Days’ prior written notice, such accounting and financial information specifically related to the Business as may be reasonably necessary or required for purposes of assisting the requesting Party with any accounting or audit requirements, the preparation or filing of any Tax Returns related to the Business or to defend any Actions related to the Business.

4.11 Confidentiality.

(a) Confidentiality.  Each Party agrees to keep all Confidential Material (as defined below) of each other Party confidential and not to utilize, disclose or reveal any of it in any manner, except that the Confidential Material or portions thereof may be disclosed to those of the receiving Party’s officers, employees, advisors and agents (collectively, “Representatives”) who need to know such information to consummate the Transaction (it being understood that those Representatives shall be informed of the confidentiality restrictions set forth herein and the existence of this Agreement, and each Party shall be responsible for the breach of the terms hereof or the improper disclosure of Confidential Material by any of its Representatives). Buyer shall be free to use Confidential Material of Seller or Seller Parent related specifically to the Business and included in the Purchased Assets following the Closing of this Agreement in connection with the continuation of the Business following the Closing Date, subject to the provisions of this Section 4.11. Notwithstanding the foregoing provisions of this Section 4.11, the Parties acknowledge that information and data regarding consumers included in the Business’ consumer or leads Databases or in the customer and supplier Databases of the Business may overlap or be comingled with information or data included in the Seller Parent’s Databases, and nothing in this Agreement shall preclude or restrict Seller or Seller Parent’s use or disclosure of such overlapping or comingled information or data for any purposes except as restricted as a Competitive Business Activity by Section 4.1. For the purpose of clarity, consumers in Seller Group’s Databases that are unique to the Business as at the time Seller Parent ceases hosting the Business consumer database under  the Transition Services Agreement are Confidential Material of Buyer and Seller Group will not market to these unique Business consumers unless such consumers otherwise engage with Seller Parent, Seller or any Affiliate of either for non-Business purposes after Seller Parent ceases hosting the Business consumer database under the Transition Services Agreement.

(b) Confidential Material; Current Developments.  The term “Confidential Material” means any information disclosed by either Party to the other Party, either directly or indirectly in writing, orally, or by inspection of tangible objects (i) that the disclosing Party identifies as confidential or proprietary; or (ii) that reasonably appears to be confidential or proprietary because of legends or other markings, the circumstances of disclosure, or the nature of the information itself and includes the existence and terms of this Agreement and the Transaction.  Confidential Material may also include confidential or proprietary information disclosed to a disclosing Party by a third party.  “Confidential Material” does not include information which: (A) at the time of disclosure or thereafter is generally available to and known by the public (other than as a result of its disclosure by the receiving Party or its Representatives), (B) was available to the receiving Party on a non-confidential basis from a source other than the disclosing Party or its advisors as shown by the receiving Party’s files and records immediately prior to the time of disclosure, (C) has been independently developed by the receiving Party without violating any of its obligations under this Agreement and without the use of or reference to the Confidential Material, or (D) any information, including the existence and terms of this Agreement, disclosed publicly by a Party as permitted by Section 4.7 hereof.

(c) Required Disclosure.  Except for any information, including the existence and terms of this Agreement, disclosed publicly by a Party as permitted by Section 4.7 hereof, in the event that a receiving Party or any of its Representatives is requested pursuant to or required by applicable Law, regulation or legal process to disclose any of the Confidential Material, such Party shall notify the other Party promptly so that the disclosing Party may seek a protective Order or other appropriate remedy or, in the disclosing Party’s sole discretion, waive compliance with the terms of this Agreement.  In the event that no such protective Order or other remedy is obtained and the receiving Party is nonetheless required to disclose the disclosing Party’s Confidential Material, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party shall furnish only that portion of the Confidential Material which it is advised by its counsel is legally required and shall exercise all reasonable efforts to obtain reliable assurance that confidential treatment shall be accorded the Confidential Material.

ARTICLE 5
CONDITIONS TO THE TRANSACTION

5.1 Conditions to the Obligations of Buyer.  The obligations of Buyer to consummate the Transaction are subject to the satisfaction of the following conditions (any one of which may be waived in whole or part by Buyer in its sole discretion to the extent permitted by applicable Law by giving written notice to the Seller Group Members in compliance with Section  7.1 hereof):

(a) Each Seller Group Member shall have duly performed in all material respects all of its respective obligations, agreements, covenants and conditions hereunder required to be performed by it at or prior to the Effective Time;

(b) The representations and warranties of the Seller Group Members contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date (as qualified by the Seller Disclosure Letter), or an earlier date if such representation or warranty refers expressly to an earlier date;

(c) There shall be no Action pending against Buyer or any Seller Group Member or any of their respective Affiliates by any Governmental Authority (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the Transaction; (ii) that would result in the Transaction being rescinded following consummation; or (iii) seeking to impose any criminal sanctions or liability on Buyer or either Seller Group Member in connection with the Transaction; and

(d) The Seller Group shall have delivered or caused to be delivered all closing deliveries of the Seller Group set forth in the Closing Schedule.

5.2 Conditions to the Obligations of the Seller Group.  The obligations of the Seller Group Members to consummate the Transaction are subject to the satisfaction of the following conditions (any one of which may be waived in whole or part by Buyer in its sole discretion to the extent permitted by applicable Law by giving written notice to the Buyer in compliance with Section  7.1 hereof):

(a) Buyer shall have duly performed in all material respects all of its obligations, agreements, covenants and conditions hereunder required to be performed by it at or prior to the Effective Time;

(b) The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date, or an earlier date if such representation or warranty refers expressly to an earlier date;

(c) There shall be no Action pending against Buyer or any Seller Group Member or any of their respective Affiliates by any Governmental Authority (i) seeking to enjoin or make illegal, delay or otherwise restrain or prohibit the consummation of the Transaction; (ii) that would result in the Transaction being rescinded following consummation; or (iii) seeking to impose any criminal sanctions or liability on Buyer or either Seller Group Member in connection with the Transaction; and

(d) Buyer shall have delivered or caused to be delivered all closing deliveries of Buyer set forth in the Closing Schedule.

ARTICLE 6
INDEMNIFICATION

6.1 Indemnification.

(a)            Subject to the limitations set forth in Section 6.5 hereof, from and after the Effective Time, the Seller Group (and its successors and assigns, the “Seller Group Indemnifying Party”) will indemnify, defend and hold harmless Buyer and its shareholders, directors, officers, employees, representatives and Affiliates (each, a “Buyer Indemnified Party”) from and against any and all Damages which such Buyer Indemnified Party has incurred as a result of:

(i)            any breach of any representation or warranty made in Article 2 of this Agreement or in any certificate, instrument or document delivered herewith;

(ii)            any breach or nonfulfillment of any covenant or agreement made by the Seller Group in this Agreement (including any schedule or exhibit hereto) or any certificate required to be delivered by Seller hereunder or required to be performed by it at, prior to, or after the Effective Time;

(iii)            any audit, investigation or similar inquiry from any Taxation Authority regarding Taxes owned by Seller for any Pre-Closing Tax Period;

(vi)            any Excluded Liabilities and Obligations.

(b)            From and after the Effective Time, Buyer (and its successors and assigns, the “Buyer Indemnifying Party”) will indemnify, defend and hold harmless each Seller Group Member and its respective shareholders, directors, officers, employees, representatives and Affiliates (each, a “Seller Group Indemnified Party”) from and against any and all Damages which such Seller Group Indemnified Party has incurred as a result of:

(i)            any breach of any representation or warranty made in Article 3 of this Agreement or in any certificate, instrument or document delivered herewith;

(ii)            any breach or nonfulfillment of any covenant or agreement made by Buyer in this Agreement (including any schedule or exhibit hereto) or any certificate required to be delivered by Buyer hereunder or required to be performed by it at, prior to, or after the Effective Time; or

(iv)            any Assumed Liabilities and Obligations.

6.2 Third-Party Claims.

(a) In the event that any Buyer Indemnified Party or Seller Group Indemnified Party (as applicable, the “Indemnified Party”) desires to make a claim against a Seller Group  Indemnifying Party or Buyer Indemnifying Party (as applicable, the “Indemnifying Party”), in connection with any Action by a third party for which it may seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party will promptly notify in writing the Indemnifying Party of such claim and of the Indemnified Party’s claims of indemnification with respect thereto, including reasonable detail specifying the individual items of Damages incurred or reasonably expected to be incurred (each, an “Indemnification Claim”); provided, that failure to promptly give such notice will not relieve the Indemnifying Party of its indemnification obligations under this Section 6.2, except to the extent, if any, that the Indemnifying Party forfeits rights or defenses or the indemnification obligations are materially increased by reason of such failure.

(b) Subject to paragraph (f) below, the Indemnifying Party will have the right (at the expense of such Indemnifying Party) to participate in the Third-Party Claim or to assume the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party by written notice to the Indemnified Party within twenty (20) days after the Indemnifying Party has received notice of the Third-Party Claim.  The Indemnified Party shall (and shall cause the other applicable Indemnified Parties to) cooperate in the defense or prosecution thereof and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the  Indemnified Party’s control relating thereto as is reasonably requested by the Indemnifying Party.  The Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently following its assumption of the defense thereof in order to preserve its rights in this regard.  In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, the Indemnified Party will have the right to hire counsel of its own choice to participate in any Third-Party Claim assumed by the Indemnifying Party, which will be at the cost of the Indemnified Party unless (i) the Indemnifying Party has failed to employ counsel reasonably satisfactory to the Indemnified Party or diligently defend such assumed Third-Party Claim; or (ii) the Indemnifying Party shall have agreed to the retention by the Indemnified Party of its own counsel. Notwithstanding the foregoing, the Indemnified Party may consult to the extent reasonably necessary or appropriate with its outside counsel in connection with its involvement in a Third-Party Claim, the defense of which has been assumed by the Indemnifying Party, solely for the purpose of coordinating with the Indemnifying Party’s counsel and assisting the Indemnified Party with respect to requests for the production of documents prepared by, or depositions of, the Indemnified Party and similar matters and the Indemnifying Party will reimburse the Indemnified Party for the reasonable fees and expenses of such outside counsel actually incurred by the Indemnified Party in connection with such consultation.  The Parties shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending Party, management employees of the non-defending Party as may be reasonably necessary for the preparation and conduct of the defense of such Third-Party Claim. The Indemnified Party may take any actions reasonably necessary to respond to such Third-Party Claim prior to the time that it receives notice from Indemnifying Party; provided that under no circumstances shall the Indemnified Party settle or compromise such Third-Party Claim prior to its receipt of notice from Indemnifying Party and provided further that no such response shall impair the Indemnifying Party rights or defenses with respect to such Third-Party Claim or increase the Indemnifying Party’s indemnification obligations under this Agreement.

(c) Notwithstanding any provision herein to the contrary, the Indemnifying Party will not have the right to assume control of the defense of a Third-Party Claim to the extent the Third-Party Claim (i) seeks, as its primary purpose, an injunction against the Indemnified Party; (ii) involves criminal allegations (involving other than a monetary sentence), or (iii) is brought against a Indemnified Party and there is an unresolvable conflict of interest between the Indemnified Party and the Indemnifying Party resulting from the defense of such Third-Party Claim by the Indemnifying Party.

(d) The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (which consent will not be unreasonably withheld or delayed) unless the judgment or proposed settlement or compromise (i) includes an unconditional release of all liability of each Indemnified Party with respect to such Third-Party Claim and does not involve any finding or admission of any wrongdoing by the Indemnified Party, (ii) involves only the payment of money Damages that are fully covered, paid or caused to be paid by the Indemnifying Party concurrently with the effectiveness of such judgment, settlement or compromise, and (iii) does not impose an injunction or other equitable relief upon the Indemnified Party.  If the Indemnified Party has not assumed the defense of Third-Party Claim in accordance with this Section 6.2, the Indemnified Party will not consent to the entry of any judgment or enter into any settlement or compromise with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent will not be unreasonably conditioned, withheld or delayed by the Indemnifying Party).

(e) In the event that the Indemnifying Party fails to assume the defense of the Third-Party Claim in accordance with Section  6.2(b) above, (i) the Indemnified Party may defend against the Third-Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith, other than as described in the last sentence of Section  6.2(d)) and (ii) the Indemnifying Party will remain responsible for any Damages (including the reasonable fees and expenses of counsel) of the Indemnified Party as a result of such Third-Party Claim to the extent subject to indemnification under this Article 6.

(f) The Indemnified Party shall, to the extent that such Indemnified Party is entitled to indemnification for Damages pursuant to this Article 6 and assumes the defense of the Third-Party Claim in accordance with Section 6.3(e) above, permit the Indemnifying Party, upon its reasonable request and at the Indemnifying Party’s own cost and expense, to participate in the process of any settlement, compromise or other resolution of any such Third-Party Claims pursuant to this Article 6, but the Indemnifying Party shall not be entitled to determine or conduct the defense of such Third-Party Claim or settlement negotiations with respect to such Third-Party Claim, other than as described in the last sentence of Section  6.2(d).

6.3 Direct Claims.  Any claim by an Indemnified Party on account of Damages which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party by promptly providing to the Indemnifying Party an Indemnification Claim relating to the Direct Claim. The failure to give such Indemnification Claim promptly shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses or the indemnification obligations are materially increased by reason of such failure.

6.4 Limitations of Liability.

(a) Deductible.  (i) No Buyer Indemnified Party shall be permitted to recover any Damages under this Article 6 until the aggregate of all such Damages incurred or suffered by such Buyer Indemnified Party exceeds $75,000 (the “Deductible”), at which point the Buyer Indemnified Party shall recover only such Damages in excess of the Deductible subject to limitations of this Article 6.  The foregoing limitations in this Section 6.4(a)(i) shall not apply to any Damages arising out of, relating to or covered by (i) any breach of the representations or warranties in Section 2.12 (Taxes), or (ii) any fraudulent, intentional or willful breach by the Seller Group in connection with a representation or warranty contained in this Agreement or in any certificate, instrument or document delivered herewith (collectively, “Unlimited Damages”).  (ii) No Seller Group Indemnified Party shall be permitted to recover any Damages under this Article 6 for Third-Party Claims until the aggregate of all such Damages incurred or suffered by such Seller Group Indemnified Party exceeds $40,000 (the “Buyer Deductible”), at which point the Seller Group Indemnified Party shall recover only such Damages in excess of the Buyer Deductible subject to the limitations of this Article 6. The forgoing limitations with respect to the Seller Group Indemnified Party in this Section 6.4(a)(ii) shall not apply to (i) any Damages arising out of, or relating to, the assumption by Buyer of the Assumed Liabilities and Obligations; or (ii) any fraudulent, intentional or willful breach by Buyer in connection with a representation or warranty contained in this Agreement or in any certificate, instrument or document delivered herewith.

(b) Survival.  All representations and warranties in this Agreement shall survive the Closing and shall expire on, and no Indemnifying Party will be liable for any Damages hereunder with respect to a breach of such representations and warranties unless a written Indemnification Claim is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to, the eighteen (18)-month anniversary of the Closing Date (the “Indemnification Expiration Date”); provided, that (i) the representations and warranties in Section 2.12 (Taxes) shall survive until sixty (60) days following the expiration of the applicable statutes of limitations, and (ii) in the event of any fraudulent, intentional or willful breach by a Party in connection with a representation or warranty contained in this Agreement or in any certificate, instrument or document delivered herewith such representation or warranty shall survive until the expiration of the applicable statutes of limitations.  All covenants and agreements of the Parties shall expire and be of no further force or effect as of the Closing, except to the extent such covenants or agreements provide that they are to be performed after the Closing, in which case such covenants or agreements shall expire upon the expiration of the applicable statute of limitations related the breach of such covenant or agreement; provided, however, that no right to indemnification pursuant to this Article 6 in respect of any claim based upon any breach of a covenant or agreement occurring prior to the expiration of such covenant or agreement shall be affected by the expiration of such covenant or agreement if a written Indemnification Claim is given by the Indemnified Party to the Indemnifying Party with respect thereto prior to the expiration of such covenant or agreement.

(c) Maximum Liability.  Subject to this Section 6.4, the maximum aggregate amount of Damages that may be recovered by the Buyer Indemnified Parties as a whole will not exceed $900,000.  The foregoing limitations in this Section 6.5(c) shall not apply to any Unlimited Damages.

(d) Sole and Exclusive Source for Recovery of Damages. The sole source for recovery of Damages to which the Buyer Indemnified Parties have incurred and are entitled to recover under this Article 6 shall be by way of offset against the payments due to the Seller Group Members under the Transitional License and Linking Agreement.

6.5 Exclusive Remedy.  Following the Closing, except in cases involving intentional misrepresentation, fraud or willful misconduct, the remedies set forth in this Article 6 shall constitute the sole and exclusive remedy for money Damages and shall be in lieu of any other remedies for money Damages that may be available to the Parties with respect to any Damages of any kind or nature incurred directly or indirectly resulting from or arising out of this Agreement or the Transaction (it being understood that nothing in this Section 6.4 or elsewhere in this Agreement shall affect the Parties’ rights to specific performance or other similar equitable non-monetary remedies).  The Parties each hereby waive any provision of applicable Law to the extent that it would limit or restrict the agreement contained in this Section 6.4.

6.6 Claims Unaffected by Investigation or Waiver.  The right of an Indemnified Party to indemnification or to assert or recover on any Indemnification Claim shall not be affected by any investigation conducted with respect to, or any knowledge capable of being acquired, at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy of or compliance with, any of the representations, warranties, covenants, or agreements set forth in this Agreement. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, shall not affect the right to indemnification or other remedy based on such  Third-Party Claims. Notwithstanding the foregoing provisions of this Section 6.6, an Indemnified Party shall not be entitled to obtain indemnification under this Article 6 with respect to a Direct Claim to the extent the Indemnified Party had actual knowledge prior to Closing (i) of the particular facts or circumstances that gave rise to the Direct Claim and (ii) that such particular facts or circumstances could constitute the basis for a Direct Claim for indemnification under this Article 6.

ARTICLE 7
GENERAL PROVISIONS

7.1 Notices.  All notices, claims and demands hereunder, and all other communications which are required to be given in writing pursuant to this Agreement, shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by a commercial delivery service or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section  7.1) or by email (received at the email address to which it is sent prior to 5:00 p.m., local time, on a Business Day for the Party to which it is sent, or if received after 5:00 p.m., local time, as of the next Business Day:

if to Buyer:

Internet Brands, Inc.
909 North Sepulveda Boulevard, 11th Floor
El Segundo, California 90245
Attention:  B. Lynn Walsh, General Counsel
Email:  lynn.walsh@internetbrands.com

if to either Seller Group Member:

Autobytel Inc.
18872 MacArthur, Blvd., Suite 200
Irvine,  California 92612
Attention:  Glenn Fuller, General Counsel
Email:  glennf@autobytel.com

7.2 Certain Definitions.  For purposes of this Agreement, the term:

 “Affiliate” means, with respect to any person, any person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such person.

 “Business Copyrights” means Copyrights used exclusively in the operation of the Business.

  “Business Customer Contract” means the Contract between Seller and a customer of the Business pursuant to which the customer acquires from the Business (i) automotive specialty finance leads or (ii) cost per action events (i.e., certain Business customers pay upon a consumer either completing a form or some other action).

 “Business Lead Supplier Contracts” means the Contract between Seller and a supplier of automotive specialty finance leads pursuant to which the supplier provides specialty finance leads to the Business.

 “Business Day” means any day other than Saturday, Sunday or a legal holiday that banks located in Los Angeles, California are open for business.

 “Business Intellectual Property” means Intellectual Property used exclusively in the operation of the Business.

 “Business Software” means all Software used exclusively in the operation of the Business.

 “Business Tangible Personal Property” means all tangible personal property used exclusively in the operation of the Business.

 “Change of Control” means the consummation of a reorganization, merger or consolidation of a Party with or into another entity as a result of which transaction the stockholders of such Party immediately prior to such transaction own, immediately after such transaction, a number of voting securities of such Party that represent less than fifty percent (50%) of either (1) the then outstanding shares of common stock of such Party; or (2) the combined voting power of the then outstanding voting securities of such Party entitled to vote generally in the election of directors; (ii) sale or other disposition of all or substantially all of the assets of such Party to a Person other than an Affiliate of such Party; or (iii) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such act) of more than 50% of either (1) the then outstanding shares of common stock of such Party; or (2) the combined voting power of the then outstanding voting securities of such Party entitled to vote generally in the election of directors.

 “Code” means the United States Internal Revenue Code of 1986, as amended.

 “Consumer Finance Laws” means all applicable Laws concerning consumer protection and finance regulation in any jurisdiction and all amendments, modifications, rules and regulations promulgated thereunder, including the Equal Credit Opportunity Act and Regulation B, the Federal Trade Commission Act, the Truth in Lending Act and Regulation Z, the Fair Debt Collection Practices Act, Regulation N (Mortgage Acts and Practices Advertising Rule), the Credit Repair Organizations Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, and any other Law relating to discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and the Sarbanes-Oxley Act.

 “Contract” means any agreement, contract or license, including all amendments thereto.

 “Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

 “Copyrights” means any and all U.S. and foreign copyrights, mask works and all other rights with respect to Works of Authorship and any registrations thereof and applications therefor (including moral and economic rights, however denominated).

 “Damages” means the amount of any direct or actual loss, claim, damage, injury, obligation, liability, settlement, judgment, award, fine, penalty, interest, expense, disbursement, fee (including reasonable attorneys’ fees and consultants’, accountants’ and experts’ fees), charge, cost (including reasonable costs of investigation and court costs) or expense of any nature, whether or not involving an Action, excluding any  special, indirect, punitive, exemplary or consequential damages or any loss of revenues or profits, even if a party has been advised of the possibility of any such damages or loss.

 “day” means a calendar day, whether or not such calendar day is a Business Day.

 “Dollar” or “$” means dollars in lawful currency of the United States of America.

 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

 “GAAP” means generally accepted accounting principles in the United States, consistently applied.

 “Financial Statements” means the (a) unaudited, pro forma annual Financial Statements (that would include only balance sheets and P&Ls) of the Business as of and for the years ended December 31, 2015, December 31, 2014 and December 31, 2013; and (b) unaudited, pro forma balance sheet, P&L, and certain general ledger transaction-level details for the Business for the 10-month period ended October 31, 2016 (the “Balance Sheet Date”).

 “Governmental Authority” means any supranational, foreign, provincial, federal, state, municipal or local government, governmental, regulatory or administrative authority, agency, body, branch or bureau, instrumentality or commission or any court, tribunal, or judicial or arbitral body.

 “Immediate Family” means, with respect to any individual, such individual’s spouse, parents or children.

 “Information Privacy and Security Laws” means all applicable Laws concerning privacy and/or security of personally identifiable information in any jurisdiction where the Business is conducted, the Payment Card Industry Data Security Standard (to the extent applicable), and all amendments, modifications, rules and regulations promulgated thereunder, including the Gramm-Leach-Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Federal Communications Act, the Privacy Act of 1974, the CAN-SPAM Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, state social security number protection Laws, and state data breach notification Laws.

 “Intellectual Property” means intellectual property and other proprietary rights of any description, including, without limitation, (a) Patents, Copyrights, industrial design, URL, domain name and other names and locators associated with the Internet, trademark, service mark, logo, design mark, trade dress or trade name, fictitious and other business names and brand names, (b) registrations and applications for registration of any of the items in clause (a), (c) trade secrets and other confidential and proprietary information, moral rights or publicity rights, and databases and other compilations and collections of data or information (“Databases”), (d) invention, discovery, improvements, modification, know-how, technique, technology, platform, formulae, algorithms, methodology, writing, Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works and other works of authorship and copyrightable subject matter (“Works of Authorship”), whether or not patented, patentable, copyrightable or reduced to practice, including as embodied or disclosed in any:  (i) computer source codes (human readable format) and object codes (machine readable format); (ii) specifications; (iii) manufacturing, assembly, test, installation, service and inspection instructions and procedures; (iv) engineering, programming, service and maintenance notes and logs; (v) technical, operating and service and maintenance manuals and data; and (vi) user documentation, help files or training materials, (e) other intellectual and industrial property rights of any kind and nature throughout the world and however designated, whether arising by operation of law, contract, or otherwise, any works in any stage of design, process or development related to any of the foregoing and (f) good will related to any of the foregoing.

 “Knowledge of Seller” or “Knowledge” when used with respect to Seller, means the actual knowledge of Jeffrey Coats, Kimberly Boren, and Michael Gargano.

 “Law” means national, supranational, state, provincial, municipal or local statute, law, constitution, ordinance, code, regulation, rule, notice, court decision, interpretation, agency guidance, Order, resolution, corporate integrity agreement, stipulation, determination, requirement or rule of law (including common law), code or edict issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

 “Lien” means any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, option to purchase, right of first refusal to acquire, preemptive right or conditional or installment sale agreement.

    “Material Adverse Effect” means any event, change, occurrence or effect that (x) would prevent, materially delay or materially impede the performance by the Seller Group of its obligations under this Agreement or the consummation of the Transaction or any of the other transactions contemplated hereby or (y) would have, individually or in the aggregate, a material adverse effect on the business, financial condition, operations, properties, assets or results of operations of the Business, taken as a whole, other than in the case of this clause (y) any event, change, occurrence or effect arising out of, attributable to or resulting from (1) changes in general economic, financial market, business or geopolitical conditions, (2) general changes in any of the industries in which the Company and its Subsidiaries operate, (3) natural disasters or calamities, (4) changes in any applicable Laws or GAAP or interpretations thereof, (5) any outbreak or escalation of hostilities, any acts of war or terrorism or any other national or international calamity, crisis or emergency, (6) the announcement of this Agreement and the transactions contemplated hereby, including the initiation of litigation by any Person with respect to this Agreement, (7) any action taken by a Member of the Seller Group, or any of its Affiliates, in each case which is required by this Agreement or (8) any actions taken (or omitted to be taken) to which Buyer has consented in writing, except to the extent, in the case of the foregoing clauses (1) through (5), such changes, events, developments, conditions, occurrences or effects referred to therein have a disproportionate impact on the Business relative to the industry in which the Business competes as a whole.

 “Open Source” means Software or similar subject matter that is generally available in source code form and subject to or licensed, provided or distributed under a license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), in each case, as existing as of the Agreement Date, or any substantially similar license, including, without limitation, the GNU General Public License, GNU Lesser General Public License, New BSD License, MIT License, Common Public License and Apache License.

 “Order” means any order, stay, writ, judgment, injunction, decree, determination or award.

 “Organizational Documents” means a Party’s certificate or articles of incorporation and bylaws.

 “Owned Business Intellectual Property” means all Business Intellectual Property owned by either Seller Group Member at the Effective Time.

 “Owned Registered Business Intellectual Property” means all Registered Business Intellectual Property owned by the Business at the Effective Time.

  “Patents” means any and all U.S. and foreign patent rights, including, without limitation, all (A) patents, (B) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals and all patents granted thereon, (C) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (D) all foreign counterparts of any of the foregoing.

 “Permit” means all permits, registrations, franchises, grants, authorizations (including marketing and testing authorizations), concessions, licenses, easements, variances, exceptions, exemptions, consents, certificates, clearances, approvals and Orders of any Governmental Authority.

 “Permitted Liens” means (i) Liens for Taxes and other governmental charges and assessments not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been established on the Financial Statements in accordance with GAAP, and (ii) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business consistent with past practice in respect of obligations that are not yet due and payable or that are being contested in good faith and for which adequate accruals or reserves have been on the Financial Statements in accordance with GAAP.

 “person” (whether or not capitalized) means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, trust, association or entity or government, political subdivision, agency or instrumentality of a government.

 “Personal Information” means (i) any information that permits the identification of a specific individual (including any information that permits the identification of a specific individual due to being combined with other identifying information linked to a specific individual) or (ii) any information that is regulated or protected by one or more Information Privacy and Security Laws, including “personal information” as defined in Section 1798.81.5(d) of the California Civil Code.

 “Post-Closing Tax Period” means any Tax period beginning after the Closing Date.

 “Preceding Period” means the five (5) year period ended as of the Agreement Effective Date.

 “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

 “Purchased Owned Business Intellectual Property” means the Owned Business Intellectual Property listed on the Purchased Assets Schedule.

 “Purchased Business Tangible Personal Property” means the Business Tangible Personal Property listed on the Purchased Assets Schedule.

 “Real Property” means any real property, whether owned in fee simple or a leasehold interest or other interest in real property, currently owned, leased or operated.

 “Registered Owned Business Intellectual Property” means Owned Business Intellectual Property that is the subject of an application, certificate, filing or registration issued, filed with, or recorded by a Governmental Authority.

   “Software” means all included (A) computer programs and other software, including software implementations of algorithms, models and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof, (B) computerized databases and other computerized compilations and collections of data or information, including all data and information included in such databases, compilations or collections, (C) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons, (D) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing, and (E) all documentation, including development, diagnostic, support, user and training documentation, related to any of the foregoing.

 “state” (whether or not capitalized) means any state or commonwealth of the United States of America, the District of Columbia, the Commonwealth of Puerto Rico, any other dependency, possession or territory of the United States of America.

 “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

 “Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means any United States federal, state or local, or non-United States, income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, export, natural resources, severance, stamp, withholding, occupation, premium, windfall profit, environmental, customs, duties, Real Property, personal property, ad valorem, capital stock or other equity interests, capital gains, net worth, intangibles, social security, pension insurance contributions, unemployment, disability, payroll, license, employee or other tax or similar levy, of any kind whatsoever, including any interest, penalties, or additions to tax in respect of the foregoing.

 “Taxation Authority” means any Governmental Authority having or purporting to exercise jurisdiction with respect to any Tax.

 “Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

The following table sets forth certain other defined terms and the Section of the Agreement in which the meaning of each such term appears:

Definitions	Section(s)
"Acquisition Proposal"…………….……………………………..	§4.5
"Affiliate Designee"……………………………………………..	§7.4
"Agreement Effective Date"…..…………………….………..….	Preamble
"Agreement" ………………………………….…………………	Preamble
"Allocation"…………………….…………….……….………...	§1.7
"Assumed Contracts"………………………….……………...…	Exhibit F
"Assumed Liabilities and Obligations Schedule"……….…..…..	Exhibit F
"Assumed Material Business Contract"……………..….….…...	§2.4(b)
"Automotive Specialty Finance Leads Business"…….……..…	§4.1(a)(i)
"Automotive Specialty Finance Leads"……………….….……	§4.1(a)(i)
"Balance Sheet Date"………………………………….…..……	§7.2
"Business Contractors"…………….……………………………	§2.13(a)
"Business Employee Benefit Plan"………………….…….……	§2.13(c)
"Business Employees"……………………….………………..…	§2.13(a)
"Business"…………………………………………….…………	Recitals
"Buyer Indemnifying Party"………………………….……..…	§6.1(a)
"Buyer Post-Closing Cash Receipts"………………….…………	§4.4(a)
"Buyer Post-Closing Disbursements"……………….….………	§4.4(b)
"Buyer"………………………………………………….………	Preamble
"Cash Receipts"………………………………….……..……..…	§4.4(a)
"Certain Definitions"…………………………………………..…	§7.2
"Closing Date"………………………………………….……..…	§1.5
"Closing"…………………………………………….……..……	§1.5
"Competitive Business Activity"………….……………….……	§4.1(a)(i)
"Confidential Material"………………………………….………	§4.11(b)
"Contract"………………………………..…………….….…..…	§2.4
"Customer Requirements"…………………….…………………	§2.15(a)
"Databases"……………………………………….……………	§7.2
"Deductible"………………………………….……….…………	§6.4(a)

"Certain Definitions"…………………………………………..…	§7.2
"Direct Claim"…………………………………….…….……….	§6.3
"Disbursements"……………………………….…….………….	§4.4(b)
"Effective Time"…………………………………….………..…	§1.5
"Estimated Closing Date Balance Sheet"………….……………..	§1.7(a)
"Excluded Assets"………………………………….……..……..	§1.2
"Excluded Liabilities and Obligations Schedule"…….…………	Exhibit F
"Hired Business Employees"………………………….……..…	§4.8(a)
"Indemnifying Party"……………………………….……………	§6.1
"Indemnification Claim"…………………………….…………	§6.2(a)
"Indemnification Expiration Date"………………….……….…	§6.4(b)
"Indemnified Party"………………………………….……….…	§6.2(a)
"Intellectual Property Agreements"………………….……...…	§2.8(b)
"Leased Real Property"……………………………………...…	§2.7(a)
"License Agreement"……………………………………………	Exhibit B
"Licensed Business Intellectual Property Agreements"…………	§2.8(b)
"Licensed Business Intellectual Property"……………..............	§2.8(b)
"Licensed Purchased Owned Business Intellectual Property License Agreements"……………………………………….	§2.8(a)
"Lien Release Documents"………………………………………	Exhibit F-2
"Material Business Contract(s)"…………………………………	§2.4(a)
"Material Shared Services Contracts"……………………………	§2.4(e)
"Member of Seller Group"……………………………….………	Preamble
"Offered Business Employees Schedule"………………..………	Exhibit H
"Offered Business Employees"………………………………….	§4.8(a)
"Organizational Documents"……………………………………	Exhibit I
"Outside Date"………………………………………………….	§7.5
"Party(ies)"………………………………………………………	Preamble
"Post-Closing Cash Receipts"……………………………………	§4.4(a)
"Post-Closing Disbursements"……………………..……………	§4.4(b)
"Pre-Closing Cash Receipts"…………………………………….	§4.4(a)
"Pre-Closing Disbursements"………………………..….……….	§4.4(b)
"Purchase Price"…………………………………………………	§1.1
"Purchased Assets"………………………………………………	§1.1
"Real Property Leases"……………………………….………….	§2.7(a)
"Reconciliation Period"…………………………………………..	§4.4(d)
"Related Agreements"…………………………………………...	Exhibit I
"Representatives"………………………………………….……	§4.11(a)
"Restricted Activity"……………………………………….……	§4.1(b)(ii)
"Restricted Business Contractors"………………………….……	§4.1(b)(i)

"Restricted Business Employees"……………………………......	§4.1(b)(i)
"Restricted Party"……………………………………………….	§4.1(a)
"Restricted Period"………………………………………...…….	§4.1(a)
"Restricted Territory"…………………………...…………….…	§4.1(a)(ii)(B)(v)
"Seller Disclosure Letter"…………………………………...…	Article 2
"Seller Group Indemnifying Party"…………………………..…	§6.1(a)
"Seller Group Member"…………………………………….……	Preamble
"Seller Parent"………………………………………….....….…	Preamble
"Seller Post-Closing Cash Receipts"………………………..……	§4.4(a)
"Seller Post-Closing Disbursements"………………………..…	§4.4(b)
"Seller"……………………………………………...………..…	Preamble
"Third-Party Claim"…………………………………………..…	§6.2(a)
"Transaction"………………………………………….…………	Recitals
"Transition Services Agreement"………………………..…….…	Exhibit C
"Transitional License and Linking Agreement"…………………	Exhibit B
"Unlimited Damages"………………………………..……….….	§6.4(a)
"WARN"…………………………………………………….…	§2.13(d)
"Works of Authorship"…………………………………….……	§7.2

7.3 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction be consummated as originally contemplated to the fullest extent possible.  To the extent permitted by Law, the Parties waive any provision of Law which renders any such provision prohibited or unenforceable in any respect.

7.4 Entire Agreement; Assignment.  This Agreement (including the Exhibits and Schedules attached hereto) and the Related Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and thereof, including without limitation that certain Letter of Intent dated September 27, 2016 between Seller Parent and Buyer; provided that the Parties acknowledge that the Non-Disclosure Agreement dated June 20, 2016 between B.Riley & Co., LLC. and Buyer shall remain in full force and effect and binding on the parties hereto in accordance with its terms. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other Parties hereto; provided, that (i) any Party may assign this Agreement in its entirety, upon prior written notice to the other Parties, to any Affiliate of the assigning Party (an “Affiliate Assignee”); provided that (1)  such Affiliate Assignee has the financial and other resources necessary to perform all obligations under this Agreement; (2) such Affiliate Assignee agrees in writing to be bound by this Agreement; (3) the assigning Party remains fully responsible for the performance of this Agreement, and (4) the assigning Party provides the other Parties with written notice of such assignment prior to such assignment being made; and (ii) this Agreement may be assigned in its entirety by Party to the acquirer of the assigning Party in connection with a Change in Control of Assigning Party. This Agreement will be binding on and inure to the benefit of each Party and to each Party's respective permitted successors and assigns..  This Agreement shall be binding on and shall inure to the benefit of the Parties and their permitted successors and assigns, and any reference to a Party shall also be a reference to a permitted successor or assign.

7.5 Termination.  This Agreement may be terminated (a) by mutual written agreement of the Parties, (b) by Buyer, if any of the conditions set forth in Section 5.2 have not been either satisfied by Seller or waived by Buyer on or before December 31, 2016 (the “Outside Date”), (c) by the Seller Group, if any of the conditions set forth in Section 5.1 have not been either satisfied by Buyer or waived by the Seller Group on or before the Outside Date, or (d) by Buyer or the Seller Group if there shall be in effect an Order from a court of competent jurisdiction in effect precluding consummation of the Transaction.  If this Agreement is terminated pursuant to this Section 7.5, (x) each of the Parties shall be relieved of their respective duties and obligations under this Agreement to the extent that such duties and obligations would otherwise arise after the date of such termination, except as otherwise set forth in this Section 7.5, (y) no Party shall have any claim against any other Party, unless the circumstances giving rise to the termination of this Agreement were caused by a Party’s willful and intentional breach of a material representation, warranty, agreement, or covenant set forth in this Agreement, in which event termination of this Agreement shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of the non-breaching Parties, and (z) Sections 7.5, 7.7, 7.8, 7.9, 7.14 and 7.16 shall remain in full force and effect and survive termination of this Agreement.

7.6 Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each Party hereto, including their successors and permitted assigns, and nothing in this Agreement, express or implied is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.7 Specific Performance.  The Parties hereto agree that irreparable damage may occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to seek specific performance of the terms hereof, in addition to any other remedy at law or equity.

7.8 Governing Law.  This Agreement is made pursuant to, and shall be construed and enforced in accordance with, the laws of the State of California, irrespective of the principal place of business, residence or domicile of the Parties hereto, and without giving effect to otherwise applicable principles of conflicts of law that would give effect to the laws of another jurisdiction.

7.9 Consent to Jurisdiction; Waiver of Jury Trial.

(a) Consent to Jurisdiction.  For purposes of any proceeding arising out of this Agreement or the Transaction, each Party irrevocably consents and submits to the exclusive jurisdiction and venue of federal and state courts located in the Central District of California and the County of Los Angeles, California, respectively.  Each of the Parties hereby waives, and agrees not to assert in any such dispute, in each case to the fullest extent permitted by applicable Law, any claim that (a) such Party is not personally subject to the jurisdiction of such courts, (b) such Party and such Party’s property is immune from any legal process issued by such courts, or (c) any proceeding commenced in such courts is brought in an inconvenient forum.  This choice of venue is designed to be mandatory, and not permissive, in nature.

(b) Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTION.  EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.9.

7.10 Headings; Interpretation.  The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the word “include,” “includes,” or “including” appears in this Agreement, it shall be deemed in each instance to be followed by the words “without limitation.”  In addition whenever the word “and” appears in this Agreement it shall be deemed to mean “and/or”, in each case, unless otherwise specified.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Schedules and Exhibits are to Articles, Sections, Schedules and Exhibits of this Agreement unless otherwise specified.  All Exhibits, Schedules and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized term used in any Exhibit, Schedule or Disclosure Schedule but not otherwise defined therein shall have the meaning given to such term in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  Any reference to “days” means calendar days unless Business Days are expressly specified.  If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.  Each Party hereto has participated in the negotiation and drafting of this Agreement and this Agreement shall be construed as if drafted jointly (no presumption shall arise favoring or disfavoring a Party by virtue of the authorship of any of the provisions of this Agreement).

7.11 Counterparts.  This Agreement may be executed and delivered (including by electronic mail with a pdf scanned attachment) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

7.12 Tax and Legal Advice.  Each Party hereto acknowledges and agrees that it has not received and is not relying upon Tax advice from any other Party hereto, and that it has and will continue to consult its own advisors with respect to Taxes. Each Party (a) has been or has had the opportunity to be represented by legal counsel with respect to the negotiation of this Agreement, (b) has been or has had the opportunity to be advised by legal counsel as to its respective rights and obligations with respect to this Agreement, and (c) has had the opportunity to participate in the review and drafting of this Agreement.

7.13 Amendment; Waiver.  This Agreement may not be amended except by an instrument in writing and executed by the Parties.  No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision, nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.  The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any Party may otherwise have at law or in equity.

7.14 Further Assurances.  Time shall be of the essence in this Agreement.  The Parties shall execute and deliver, or cause to be executed and delivered, such additional or further transfers, assignments, endorsements, consents, approvals or other instruments as any other Party may reasonably request for the purpose of carrying out the Transaction.

7.15 Fees and Expenses.  All expenses, including without limitation all legal, accounting, financial advisory, consulting and other fees, incurred in connection with the negotiation or effectuation of this Agreement, the Related Agreements and the Transaction, shall be the obligation of the respective Party incurring such expenses.

7.16 Non-Assignable Contracts.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an agreement to assign any Contract the assignment of which is not permitted under applicable Law or pursuant to its terms or is not permitted without the consent of any other party to the Contract or which purports to restrict a change in control of Seller, as applicable, if such assignment would constitute a breach of, or cause a loss of contractual benefits under, such Contract.  If and to the extent that the Parties proceed with the Closing notwithstanding that one or more such consents required by the terms of such Contracts have not been obtained prior to the Closing, Seller shall thereafter use its reasonable best efforts (a) to obtain all such required consents as soon as possible following the Closing unless waived by Buyer in writing, and (b) to cause the benefits of any such Contract that is included in the Purchased Assets to inure to the benefit of Buyer (including, if necessary, by way of grant of a fully-paid perpetual exclusive license) for any period prior to the obtaining of such consent.

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In Witness Whereof, each Party has caused this Agreement to be duly executed and delivered as an instrument under seal as of the date and year first above written.

BUYER	INTERNET BRANDS, INC. By: /s/ Robert N. Brisco Name: Robert N. Brisco Title: Chief Executive Officer
SELLER	CAR.COM, INC. By: /s/ Glenn E. Fuller Name: Glenn E. Fuller Title: Executive Vice President, Chief Legal and Administrative Officer and Secretary
SELLER PARENT	AUTOBYTEL INC. By: /s/ Glenn E. Fuller Name: Glenn E. Fuller Title: Executive Vice President, Chief Legal and Administrative Officer and Secretary

EXHIBIT A

BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT

 THIS BILL OF SALE AND ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is made as of December 31, 2016 between Internet Brands, Inc., a Delaware corporation (“Buyer”), and Autobytel, Inc., a Delaware corporation (“Seller Parent”) and Car.com, Inc., a Delaware corporation (“Seller”) (Seller and Seller Parent are collectively referred to herein as the “Seller Group,” and hereafter at time individually as a “Member of the Seller Group” or “Seller Group Member”).  Buyer, Seller and Seller Parent are hereinafter at times individually referred to as a “Party” and collectively as the “Parties”.

 WHEREAS, the Parties have entered into that certain Asset Purchase and Sale Agreement, dated as of December 19, 2016 (the “Purchase Agreement”); any capitalized term used herein and not otherwise defined shall have the meaning ascribed to it in the Purchase Agreement;

 WHEREAS, pursuant to the Purchase Agreement, the Seller Group has agreed to sell, assign, transfer, convey and deliver to Buyer, and Buyer has agreed to acquire from the Seller Group, the Purchased Assets; and

 WHEREAS, pursuant to the Purchase Agreement, the Seller Group has agreed to assign to Buyer, and Buyer has agreed to assume from the Seller Group, the Assumed Liabilities and Obligations.

 NOW, THEREFORE, in consideration of the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the Parties, intending to be legally bound hereby agree as follows:

 1.           Upon the terms and subject to the conditions set forth in the Purchase Agreement, for value received, (a) Each Seller Group Member does hereby unconditionally and irrevocably sell, assign, transfer, convey and deliver to Buyer, and Buyer does hereby purchase from each Seller Group Member, all of each Member of the Seller Group’s respective rights, title and interests in and to all of the Purchased Assets and (b) the Seller Group Members will retain and not transfer, and Buyer will not purchase, the Excluded Assets.

 2.           Upon the terms and subject to the conditions set forth in the Purchase Agreement, from and after the date hereof, (a) Seller does hereby assign to Buyer the Assumed Liabilities, and (b) Buyer does hereby assume and become liable for and shall be obligated to pay, perform and discharge when due, all Assumed Liabilities.

 3.           This Agreement is subject to the Purchase Agreement. In the event of a conflict between the terms and conditions of this Agreement and the terms and conditions of the Purchase Agreement, the terms and conditions of the Purchase Agreement shall govern, supersede and prevail. Notwithstanding anything to the contrary in this Agreement, nothing herein is intended to, nor shall it, add to, extend, amplify, or otherwise alter the representations, warranties, covenants and obligations of the Parties contained in the Purchase Agreement or the survival thereof.  Without limiting the generality of the foregoing, the Parties hereby acknowledge and agree that all disputes arising out of, or related to, this Agreement, including, but not limited to, claims for Damages hereunder, shall be governed exclusively by the Purchase Agreement, including, but not limited to, the indemnification, governing law, venue and waiver of jury trial provisions thereof.

 4.           This Agreement may be executed in multiple counterparts (including e-mail), each of which shall be deemed an original, but all of which together shall constitute one and the same document.

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 IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

BUYER:

INTERNET BRANDS, INC.

By:____________________________________
Name: Robert N. Brisco
Title: Chief Executive Officer

SELLER:

CAR.COM, INC.

By:____________________________________
Name: Glenn E. Fuller
Title: Executive Vice President, Chief Legal and Administrative Officer and Secretary

SELLER PARENT:

AUTOBYTEL INC.

By:____________________________________
Name: Glenn E. Fuller
Title: Executive Vice President, Chief Legal and Administrative Officer and Secretary

EXHIBIT B:

TRANSITIONAL LICENSE AND LINKING AGREEMENT

Transitional License and Linking Agreement

This Transitional License and Linking Agreement (“Agreement”) is made and entered into effective as of January 1, 2017 (“Effective Date”), by and between Autobytel Inc., a Delaware corporation (“Autobytel” or “Company”), Car.com, Inc., a Delaware corporation (“Licensor”), and Internet Brands, Inc., a Delaware corporation (“Licensee”).

Background

Effective as of December 19, 2016, Company, Licensor and Licensee entered into an Asset Purchase and Sale Agreement (“Asset Purchase Agreement”) pursuant to which Licensee purchased from Company and Licensor certain operating assets of Licensor’s automotive specialty finance leads business (“Purchased Assets”). The transaction closed effective as of the Effective Date. The Asset Purchase Agreement provided that the parties would enter into this Agreement upon closing of the transaction contemplated by Asset Purchase Agreement.

The parties desire to provide for (i) a limited, transitional license to Licensee for use of Licensor’s Car.com name and logo for sales and marketing purposes in connection with the Purchased Assets; and (ii) the transitional redirecting of any links to specialty finance application lead forms from any consumer websites owned or operated by Company or Licensor to Licensee’s designated landing page.

In order to document the foregoing, and in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows

Article I
Definitions

As used herein, the terms below shall have the following meanings:

"Affiliates” means, with reference to a specified Person, (i) a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person, (ii) any Person that is an officer, partner or trustee of, or serves in a similar capacity with respect to, the specified Person, or for which the specified Person is an officer, partner or trustee or serves in a similar capacity or (iii) any member of the Immediate Family of the specified Person.

"Car.com Logo” means Licensor’s Car.com logo set forth on Exhibit A attached hereto.

"Car.com Name” means the name “Car.com.”

"Confidential Information” means, with respect to a designated party hereto, all trade secrets and other proprietary and confidential information relating to the designated party, including, without limitation, data; existing and prospective customer, vendor and supplier lists and files; obligations; documents; financial and accounting statements and records, business plans, budgets and projections; prospective customer proposals; technical information; marketing materials; and employee related information of the designated party.  Confidential Information shall not include (i) any Confidential Information that subsequently becomes publicly available without breach of any obligation of confidentiality owing to the owner of the Confidential Information; (ii) Confidential Information that is independently derived or developed by a party without use of the Confidential Information of the other party; (iii) Confidential Information that becomes available on a non-confidential basis from a third party that is not bound by a confidentiality agreement with or subject to any obligation or duty of confidentiality to the owner of the Confidential Information or (iv) disclosure that is required by applicable Law, Rule, Regulation or Order, provided that the party required to disclose the Confidential Information shall provide the owner of the Confidential Information with prompt notice of any such order prior to disclosure so that appropriate protective orders may be sought.

“Damages” is as defined in Section 5.2 hereof.

“Law, Rule, Regulation or Order” means any statute, law, rule, regulation, notice or filing requirement, permit, ordinance, code, guideline, judgment, decision, consent decree, injunction, ruling or order of any federal, state or local court or governmental agency, department or authority or any arbitration authority that is binding on or applicable or related to specified party.

“Licensed Marks” means the Car.com Logo and Car.com Name.

“Person” means and includes an individual and any corporation, partnership, joint venture, limited liability company, trust, unincorporated organization, government or any department or agency thereof, or any other entity.

“Term” is as defined in Section 4.1 hereof.

“Termination Date” means the fifth anniversary of the Effective Date.

“Transitional License” is as defined in Section 2.1 hereof.

“Transitional Linking” is as defined in Section 2.2 hereof.

“Transitional Services” means the Transitional License and the Transitional Linking.

"Transition Services Agreement” means the Transition Services Agreement under the Asset Purchase Agreement.

Article II
Transitional Services

2.1           Transitional License.

(a)           During the Term, Licensor hereby grants to Licensee a limited, non-exclusive, non-transferable license (“Transitional License”) for use of the Licensed Marks solely for sales and marketing of automotive specialty finance leads to purchasers of automotive specialty finance leads from Licensee’s automotive specialty finance leads business. The parties acknowledge that the Transitional License does not include any license to use Company’s Car.com domain name or to use the Licensed Marks for any consumer marketing or advertising or for placement on any consumer-facing websites.

(b)           Licensor shall be the sole and exclusive owner of, and retains all rights, title and interests in and to all, the Licensed Marks, including all trademark and copyright rights and moral rights therein, free from any claim or retention of rights thereto on the part of Licensee or any employee, consultant or agent of Licensee. Licensee will (i) not create a unitary composite mark involving any of the Licensed Marks and one (1) or more of its own trade names, trademarks, service marks, trade dress, logos or other commercial symbols; (ii) at all times display the Licensed Marks with such symbols and notices as Licensor may designate to clearly and sufficiently indicate the registration or other status and ownership thereof by Licensor in accordance with applicable trademark law and practice; (iii) comply with all written guidelines in accordance with this Agreement relating to the use thereof as provided to it by Licensor; (iv) will not seek to register the Licensed Marks in any jurisdiction; (v) will not use the Licensed Marks in the name of any corporate or other entity; (vi) hold itself out as being Licensor; and (vii) in no way use the Licensed Marks in a manner so as to tarnish, blur or dilute the quality, goodwill or reputation of Licensor associated therewith; provided, however, for restrictions (i)-(vii)  no claim is made to the exclusive right to use “Car” apart from the Licensed Marks.  Licensee acknowledges and agrees that its use of the Licensed Marks as licensed hereunder:  (i) will at all times inure to the benefit, and be on behalf, of Licensor; and (ii) will not create in Licensee, nor will Licensee represent that Licensee has, any right, title, or interest in or to the Licensed Marks other than the license expressly granted herein.  Licensee agrees not to do anything to contest or impair Licensor’s rights, title or interest in and to any of the Licensed Marks.  Except as restricted by Section 4.1(a) of the Asset Purchase Agreement, the parties acknowledge that neither Licensor nor Autobytel is restricted in any way from using of the Licensed Marks.

(c)           Licensor shall have the sole right and discretion to bring and prosecute third party proceedings alleging infringement of the Licensed Marks or unfair competition related thereto. Upon reasonable request by Licensor, Licensee agrees to provide Licensor, at no expense to Licensee, with reasonable cooperation and assistance with respect to any such infringement proceedings. Licensor shall not be under any obligation to bring or prosecute any such proceedings or to enforce Licensor’s rights, title and interests in the Licensed Marks or Licensee’s license rights therein.

2.2           Transitional Linking.

(a)           Except as may be specifically provided otherwise in the Transition Services Agreement, during the Term or until the earlier removal in accordance with Section 4.1(a) of the Asset Purchase Agreement of existing links on any consumer website owned or operated by Autobytel pointing to specialty finance lead forms, Autobytel shall redirect such links to Buyer’s landing page (www.autocreditexpress.com/apply/); provided that during the entire Term, the business-to-consumer links located on www.autobytel.com/car-financing/ will be redirected to Buyer’s landing page (www.autocreditexpress.com/apply/). The first 300 clicks or redirects per month during the Term will be provided without charge to Licensee. Thereafter, Licensee will pay Company at the rate of $2.00 per click or redirect. The parties will use Google Analytics to track reporting of such clicks and redirects and will reconcile Licensee’s Google Analytics account reporting to Company’s server-level redirects. Licensee may pause or terminate this transitional linking or request redirection to a different landing page for Licensee’s automotive specialty finance leads business at any time during the Term upon written notice to Company (email notice sufficient).

(b)           Once consumers are redirected, Licensee shall have full responsibility for such redirected consumers, including responsibility for all compliance with all applicable privacy, consent and other laws, rules, regulations and orders (including compliance the Telephone Consumers Protection Act). Upon being redirected, Licensee will ensure that redirected consumers are provided notification or other indication that the consumer has been redirected to Licensee’s website and that the consumers are notified of, or otherwise exposed to, and bound by Licensee’s privacy policy and opt-out procedures.

(c)            During the Term of this Agreement, Licensor will maintain negative phrase match type keywords on all paid Car.com SEM accounts, campaigns and ad groups as listed on Exhibit B.

2.3           Disclaimer of Representations and Warranties.  THE TRANSITIONAL SERVICES ARE PROVIDED ON AN “AS-IS” BASIS, WITHOUT REPRESENTATION OR WARRANTY OF ANY TYPE OR NATURE, WHETHER EXPRESS OR IMPLIED, INCLUDING (I) ANY IMPLIED WARRANTIES OF FITNESS FOR A PARTICULAR PURPOSE, MERCHANTABILITY, NON-INFRINGEMENT, OR INTERFERENCE; AND (II) ANY REPRESENTATIONS OR WARRANTIES REGARDING THE PERFORMANCE OF THE AUTOBYTEL LINKING OR REDIRECTS OR NUMBER OF CLICKS THAT MAY RESULT FROM SUCH LINKING OR REDIRECTS. LICENSEE ACKNOWLEDGES THAT LICENSOR DOES NOT HOLD ANY REGISTRATIONS WITH ANY GOVERNMENTAL AUTHORITY FOR THE LICENSED MARKS. LICENSOR BELIEVES THAT LICENSOR MAY HAVE CERTAIN COMMON LAW RIGHTS IN THE LICENSED MARKS, BUT CANNOT PROVIDE LICENSEE WITH ANY ASSURANCES AS TO THE EXTENT OF SUCH RIGHTS, IF ANY.

Article III
Transitional Services Fees

3.1           Transitional Services Fees.  For and in consideration of the Transitional Services, Licensee shall pay to Licensor the following annual fees, payable in equal installments as set forth below:

Quarters in Calendar Year	Total Annual Fees	Installments	Payment Dates

2017	$425,000.00	$106,250.00	March 30, 2017, June 30, 2017 September 30, 2017 December 31 2017
2018	$350,000.00	$87,500.00	March 30, 2018, June 30, 2018 September 30, 2018 December 31 2018
2019	$300,000.00	$75,000.00	March 30, 2019, June 30, 2019 September 30, 2019 December 31 2019
2020	$250,000.00	$62,500.00	March 30, 2020, June 30, 2020 September 30, 2020 December 31 2020
2021	$250,000	$62,500	March 30, 2021, June 30, 2021 September 30, 2021 December 31 2021

3.2           Payment Terms. Payments shall be due and payable by Licensee to Licensor within thirty (30) days after the end of the applicable three month period as illustrated above.  In the event Licensor fails to make payments when due, Licensor will notify (email notification sufficient) Licensee and if Licensee does not cure the breach within five (5) business days of notification, the amount of such unpaid payments shall accrue interest at a rate equal to ten percent (10%) per annum.  In addition if the breach remains uncured, Licensor may (i) withhold further Transitional Services under this Agreement until such time as all payments are made; (ii) require that payments for subsequent Transitional Services be paid in advance; and/or (iii) pursue any remedies available at law or equity.

Article IV
Term and Termination

4.1           Term.  The term of this Agreement (“Term”) shall commence as of the Effective Date and shall expire on the Termination Date, unless terminated earlier pursuant to Section 4.2 hereof.

4.2           Termination. This Agreement may be terminated prior to its expiration:

(a)           By the mutual consent of all parties.

(b)          By any party upon thirty (30) days’ written notice to the other parties in the event of any material breach of this Agreement by another party and such breach is not cured within such thirty (30)-day notice period; provided, however, that in the case of breach related to payments due to a party, the foregoing notice and cure period shall be five business (5) days.  A notice of breach and intent to terminate shall include a description of the events giving rise to the breach in reasonable detail.

(c)           By Licensor or Autobytel in accordance with Section 5.2(b).

4.3           Effect On Rights.  Termination of this Agreement shall not act as a waiver of any breach of this Agreement by any party and shall not act as a release of any party from any liability for a breach or default under this Agreement.

4.4           Survival of Provisions.  The provisions of Section 4.3 and of Articles V and VI shall survive any termination or expiration of this Agreement.

Article V
Exclusion and Limitation of Damages; Indemnification

5.1         Exclusion and Limitation of Damages. IN NO EVENT SHALL ANY PARTY BE LIABLE TO ANOTHER PARTY FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING LOST PROFITS OR REVENUES, FOR ANY BREACH OF THIS AGREEMENT, EVEN IF THE BREACHING PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN THE EVENT THAT A PARTY BREACHES ITS OBLIGATIONS UNDER THIS AGREEMENT, THE NON-BREACHING PARTY SHALL HAVE THE RIGHT TO EXERCISE ALL RIGHTS AND REMEDIES AVAILABLE TO IT AT LAW OR IN EQUITY; PROVIDED, HOWEVER, THAT THE LIABILITY OF THE BREACHING PARTY, REGARDLESS OF THE FORM IN WHICH ANY LEGAL OR EQUITABLE ACTION MAY BE BROUGHT, SHALL BE LIMITED TO DIRECT, ACTUAL DAMAGES ONLY AND ALL OTHER DAMAGES AND REMEDIES ARE WAIVED, AND IN NO EVENT SHALL SUCH ACTUAL DAMAGES EXCEED  THE TOTAL AMOUNT OF THE TRANSITIONAL SERVICES FEES PAYABLE TO COMPANY UNDER THIS AGREEMENT. NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 5.1, THE FOREGOING LIMITATIONS ON LIABILITY SHALL NOT APPLY TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 5.2.

5.2           Indemnification.

(a)           Each party to this Agreement will defend, indemnify and hold harmless the other party and each of its parent company, affiliate companies, officers, directors, employees and agents against and in respect of any loss, debt, liability, damage, obligation, claim, demand, fines, penalties, forfeitures, judgment, or settlement of any nature or kind, known or unknown, liquidated or unliquidated, including without limitation all reasonable costs and expenses incurred (legal, accounting or otherwise) (collectively, “Damages”) arising out of, resulting from or based upon any claim, action or proceeding by any third party, including any governmental or regulatory body, alleging facts or circumstances constituting, or that results or arises from, (i) a breach of any obligations, representations or warranties of the indemnifying party set forth in this Agreement; or (ii) any violation by the indemnifying party of any law, rule, regulation or order.

(b)           Licensor will defend, indemnify and hold harmless Licensee and each of Licensee’s parent company, affiliate companies, officers, directors, employees and agents against and in respect of any Damages arising out of, resulting from or based upon any claim, action or proceeding by any third party for infringement or alleged infringement of any copyright, trademark or other intellectual property of such third party resulting from Licensor’s use of the Licensed Marks in compliance with this Agreement. If a third party claim is made under this Section 5.2(b), or appears likely to be made, Licensor may elect to attempt to obtain such rights as are necessary to enable Licensee to continue to use the Licensed Marks in compliance with this Agreement. If such continued use cannot be obtained on a commercially reasonable basis, Licensor or Autobytel may elect to terminate this Agreement without liability to Licensor for any Damages resulting from the termination of this Agreement. The foregoing indemnification obligation under this Section 5.2(b) will not apply to the extent the claim arises as a result of any use of the Licensed Marks by Licensee in a manner other than as specified in, or that is not in compliance with, this Agreement.

(c)           If a party entitled to indemnification under this Section 5.2 (an “Indemnified Party”) makes an indemnification request to the other party, the Indemnified Party shall permit the other party (the “Indemnifying Party”) to control the defense, disposition or settlement of the matter at its own expense, and the Indemnifying Party, at its discretion, may enter into a stipulation of discontinuance and settlement thereof, provided that the Indemnified Party is fully and unconditionally released from such claims.  The Indemnifying Party, however, will not have any authority to obligate the Indemnified Party in any way.  The Indemnified Party shall be permitted to participate in such defense and represent itself at its own expense and to use counsel of its own choosing. The Indemnified Party shall notify the Indemnifying Party promptly of any claim for which Indemnifying Party is responsible and shall cooperate with the Indemnifying Party in every commercially reasonable way to facilitate defense of any such claim; provided that the Indemnified Party’s failure to notify Indemnifying Party shall not diminish Indemnifying Party’s obligations under this Section 5.2 except to the extent that Indemnifying Party is materially prejudiced as a result of such failure.  An Indemnified Party shall at all times have the option to participate in any matter or litigation through counsel of its own selection and at its own expense.

Article VI
General Provisions

6.1           Relationship of the Parties.  Nothing contained in this Agreement shall be construed to imply a joint venture, partnership, employment or agency relationship between the parties.  Neither party shall be liable for the debts, obligations or responsibilities of the other, and neither party shall have the right or authority to assume or create any obligation or responsibility, whether express or implied, on behalf of or in the name of the other party or to bind the other party in any manner.

6.2           Force Majeure.  The obligations of a party to the other party under this Agreement shall be suspended with respect to any specified obligation during the period and to the extent the providing party is prevented or hindered from performing such obligation by any Law, Rule, Regulation or Order or by any cause beyond the control of such party, including acts of God, strikes, lockouts and other labor and industrial disputes and disturbances, unavailability of personnel, civil disturbances, accidents, acts of war or conditions arising out of or attributable to war (whether declared or undeclared),  terrorism, fires, flood, storm, explosions, earthquakes, Internet or telecommunication failures or outages, governmental action, or shortage or failure of necessary equipment, materials or labor.  In such event, the obligated party shall give notice of suspension as soon as reasonably practicable to the other party stating the estimated date and extent of such suspension and the cause thereof, and the providing party shall resume the performance of its suspended obligations as soon as reasonably practicable after the removal of the cause.

6.3           Incorporation by Reference.  The terms, conditions and provisions of Sections 7.1 (Notices), 7.3 (Severability), 7.4 (Entire Agreement), 7.6 (Parties in Interest) 7.7 (Specific Performance) 7.8 (Governing Law), 7.9 (Jurisdiction and Waiver of Jury Trial), 7.11 (Counterparts), and 7.13 (Amendment, Waiver) of the Asset Purchase Agreement are incorporated by reference herein, and shall be a part of this Agreement as if set forth in full herein.

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                IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

Licensee Internet Brands, Inc. By:____________________________________ Robert N. Brisco, Chief Executive Officer	Company Autobytel Inc. By:____________________________________ Glenn E. Fuller, Executive Vice President, Chief Legal and Administrative Officer and Secretary

Licensor

Car.com, Inc.

By:____________________________________

Glenn E. Fuller, Executive Vice President, Chief Legal

and Administrative Officer and Secretary

Exhibit A

Car.com Logo

Exhibit B

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

EXHIBIT C

TRANSITION SERVICES AGREEMENT

TRANSITION SERVICES AGREEMENT

 THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), is dated as of January 1, 2016 (“Effective Date”), and has been executed by and among Internet Brands, Inc., a Delaware corporation (“Buyer”), Car.com, Inc., a Delaware corporation (“Seller”), and Autobytel Inc., a Delaware corporation (“Seller Parent”) (Seller and Seller Parent are collectively referred to herein as the “Seller Group,” and hereafter at time individually as a “Member of the Seller Group” or “Seller Group Member”), and Internet Brands, Inc., a Delaware corporation (“Buyer”) (each, a “Party” and collectively, the “Parties”).

RECITALS

WHEREAS, Seller and Buyer have entered into an Asset Purchase Agreement dated as of December 19, 2016 (the “Purchase Agreement”) providing for the sale by the Seller Group of the Purchased Assets to Buyer and the assumption by Buyer of the Assumed Liabilities and Obligations, as more fully set forth therein; and

WHEREAS, in connection with the Purchase Agreement, the Buyer desires to obtain from the Seller Group, and the Seller Group desires to provide to the Buyer, certain Services (as defined below) during the Transition Period (as defined below) to ensure an orderly transition of the Business (as defined in the Purchase Agreement) to Buyer.  In each case, the Services will be provided on a transitional basis and subject to the terms and conditions set forth herein.

NOW, THEREFORE, the Parties to this Agreement, intending to be legally bound, agree as follows.

1. DEFINITIONS

For the purposes of this Agreement, the following capitalized terms are defined in this Section 1 and shall have the meaning specified herein. Other terms that are capitalized but not specifically defined in this Section 1 or in the body of the Agreement shall have the meanings set forth in the Purchase Agreement.

1.1   “Services” shall mean those services set forth on Exhibit A attached hereto, which may be amended or supplemented pursuant to the terms of this Agreement.

1.2   “Transition Employees” shall mean the employees that Seller will employ and make available to Buyer for certain fixed periods set forth on Exhibit B.

1.3   “Transition Period” shall mean the period of time beginning on the Effective Date and ending on the termination date for the Service set forth on Exhibit A.

2. SERVICES

2.1   Provision of Services.  During the Transition Period, the Seller Group shall, subject to the terms and conditions of this Agreement provide the Services set forth on Exhibit A. The Parties agree to cooperate in providing an orderly transition of the Services. The Parties shall not have any duties or responsibilities under this Agreement other than those specifically set forth on Exhibit A, except as may be reasonably needed for the continued operation for the Business and that are incidental to and within the scope of the services currently contemplated by  Exhibit A.

2.2   Termination of Services. Buyer may determine from time to time that it does not require all the Services set out on Exhibit A or that it does not require such Services for the entire Transition Period. Accordingly, Buyer may terminate any Service upon 30 days notification to Seller in writing of any such termination and the expiration of any applicable monthly period, as set forth on Exhibit A; provided, however, that Buyer shall not be entitled to terminate the Buyer Services set forth in Section 1.1 of Exhibit A.

2.3   Extension of Services. The Parties agree that the Seller Group Members shall not be obligated to perform any Service after the applicable Transition Period, except to the extent a migration or transfer that is part of such Service has not been completed because of a Seller Group Member’s nonperformance of its obligations hereunder (which nonperformance was not caused by Buyer or its contractors or suppliers) in providing the Service during the Transition Period; provided, however, that if Buyer desires and the Seller Group Members agree to continue to perform any of the Services after the applicable Transition Period, the Parties shall negotiate in good faith to determine an amount that compensates the Seller Group Members for their costs for such performance, including the time of its employees and its Out-of-Pocket Costs (as defined below). The Services so performed by the Seller Group Members after the applicable Transition Period shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of the agreed-upon extension period.

2.4   Additional Services. Notwithstanding the contents of Exhibit A, the Seller Group Members agree to respond in a commercially reasonably manner to any reasonable request by Buyer for access to any additional services that are necessary for the operation of the Business and which are not currently contemplated in Exhibit A, at a price to be agreed upon after good faith negotiations between the Parties. Any such additional services so provided by the Seller Group Members shall be added as an amendment to Exhibit A and shall constitute Services under this Agreement and be subject in all respect to the provisions of this Agreement.

2.5   Standard of Services.

(a)   The Parties hereto acknowledge the transitional nature of the Services. Accordingly, as promptly as practicable following the execution of this Agreement, Buyer agrees to use commercially reasonable efforts to make a transition of each Service to its own internal organization or to obtain alternate third-party sources to provide the Services, in Buyer’s sole discretion. If Buyer deems that personnel of a Seller Group Member performing Services do not have the necessary authority, Buyer may escalate the Service to appropriate Seller Parent staff at Buyer’s discretion.

(b)   Notwithstanding anything to the contrary in this Agreement, the Buyer understands and agrees that: (i) the Seller Group Members are not in the business of providing to third parties the services provided to the Buyer under this Agreement; (ii) the standard to which the Seller Group Members shall be accountable under this Agreement shall be to use commercially reasonable efforts to provide the Services at the same standard of care and on substantially the same basis as historically provided to the Business; (iii) the Seller Group Members shall provide the Services using such of their resources, assets and personnel as are required to perform the Services with the standards set forth in this paragraph; and (iv) all Services are furnished on a non-exclusive basis.

(c)   Except as may be specifically set forth in Exhibit A, nothing in this Agreement shall require a Seller Group Member to retain any leased facilities or equipment related to the Services in order to provide the applicable Services.  In the event a party intends to assign, sublease or terminate a lease prior to the expiration date of the particular Service, that party shall provide the other party at least sixty (60) days’ written notice of the first party’s intent to terminate the lease.

(d)   Except as may be specifically set forth on Exhibit A, neither Seller Group Member shall be required to repair, service or maintain any Business Tangible Personal Property used in the performance of the applicable Services.

2.6   Security.  During the Transition Period, the Buyer may be given access to certain parts of a Seller Group Member’s information technology infrastructure (“Shared Systems”).  Such access to Shared Systems or related applications shall be through secured controlled processes as determined by the Seller Parent.  Those employees of the Buyer that require access to the Shared Systems or related applications may be required by the Seller Parent to enter into customary non-disclosure agreements in connection with, and as a condition to, such access.  Neither Seller Group Member shall transfer to the Buyer, and the Buyer shall have no rights in or access to, application software or systems source code associated with the Shared Systems.  Buyer shall comply with all of Seller Parent’s acceptable use, security, and other policies applicable to the access and use of the Shared Systems. Seller Parent represents and warrants that it will take commercially reasonable measures to protect the Business customers’ Personal Information from unauthorized access during the Transition Period. Upon any breach of Personal Information, Seller Parent will immediately notify Buyer.

2.7   Third Party Licenses and Consents. The Seller Group shall use commercially reasonable efforts to obtain, and to keep and maintain in effect, all third party licenses and consents required for the provision of any Service by a Seller Group Member in accordance with the terms of this Agreement; provided that if the Seller Group is unable to obtain any such license or consent through the use of commercially reasonable efforts, the Seller Parent shall promptly notify Buyer in writing and the parties shall mutually agree on what is needed for such Service including, if necessary, the Seller Group shall use commercially reasonable efforts to implement an appropriate alternative arrangement.  The costs relating to obtaining any such licenses or consents shall be borne by the applicable Seller Group Member and shall constitute Out-of-Pocket Costs.  If any such license, consent or alternative arrangement is not available despite the commercially reasonable efforts of the Seller Group, Seller Group shall be relieved of any obligation to continue providing the applicable Service and Buyer shall secure its own license, consent or alternative arrangement.

3.   TRANSITION EMPLOYEES. Seller Parent agrees to employ and make available for the performance of the Services each Transition Employee set forth on Exhibit B until the earliest of (i) such termination date set forth on Exhibit B, (ii) the date such Transition Employee takes any action, or fails to take any action, that gives rise to cause for termination in accordance with Seller Parent’s policies, or (iii) the date such Transition Employee resigns his or her employment with Seller (such earliest date in respect to a Transition Employee, the Transition Employee’s “Termination Date”). Buyer may terminate the use of any Transition Employee under this Agreement at any time by providing Seller Parent not less than thirty (30) days prior written notice. In the event that a Transition Employee resigns or is terminated for cause by Seller Parent, neither Seller Group Member shall have any obligation to hire another person to replace such Transition Employee; however, in such event, the Parties will use their commercially reasonable efforts to agree on any necessary changes to resources provided under the Services. Seller Parent is responsible for (i) the payment of any and all wages, pro-rated bonus, benefits and other remuneration that may become earned, due and payable to the Transition Employees, (ii) the payment of any and all applicable termination, severance or pension related payments and the provision of any and all notice required under any benefit plan and then notification and provisions of health plan continuation coverage, if any, in accordance with the requirements of COBRA, and (iii) the provision of any and all notices pursuant to WARN, if applicable, and any and all payments to employees required (or made to avoid any liability) under WARN in the event sufficient notice under such statues has not been given. As between Seller Parent, on the one hand, and Buyer and its Affiliates, on the other hand, each Transition Employee is and will remain at all times an employee of Seller Parent, except to the extent the Transition Employee resigns his or her employment with Seller Parent or his or her employment with Seller Parent is otherwise terminated.

4.   FEES AND PAYMENT.

4.1   Fees.  Buyer shall pay fees specified for certain Service(s), including the agreed upon costs and expenses associated with Transition Employees and allocations of applicable Seller and Seller Parent personnel, license, vendors, and facilities costs and expenses, as specified on Exhibit A (each a “Fee” and collectively, the “Fees”) in accordance with this Section 4.  In addition to such Fees, in the event that either Seller Group Member incurs any of the following in connection with or related to the performance of the Services (i) reasonable and documented out-of-pocket third party fees, direct or indirect costs or expenses; (ii) any travel or other business expenses incurred by a Seller Group Member and approved by Buyer in connection with and necessary for providing the Services; and (iii) all applicable federal, state and local sales, use, service, value-added, excise or other Taxes paid or payable by any Party in connection with the Services to the extent incurred by a Seller Group Member, but excluding payments made to employees of a Seller Group Member pursuant to Section 4.2, (all such included expenses under clauses (i)-(iii) being referred to herein as “Out-of-Pocket Costs”), Buyer will reimburse Seller Parent for such Out-of-Pocket Costs in accordance with the invoicing procedures set forth in Section 4.3. For the purpose of clarity, Seller Group’s delivery of Purchased Assets are a duty under the Purchase Agreement and Buyer will not be responsible for Out-of-Pocket Costs incurred solely as a result of the delivery of Purchased Assets as provided in the Purchase Agreement.

4.2   Seller Group Employees. For such time as any employees of either Seller Group Member are providing the Services to Buyer under this Agreement, (i) such employees will remain employees of the applicable Seller Group Member and shall not be deemed to be employees of Buyer for any purpose, and (ii) the applicable Seller Group Member shall be solely responsible for the payment and provision of all earned, due and payable wages, bonuses and commissions, employee benefits, including severance and worker's compensation, and the withholding and payment of applicable Taxes relating to such employment.

4.3   Payment; Invoices.  Seller Parent will deliver to Buyer a monthly invoice setting forth the Fees charged for each Service for which Fees are owed for the preceding month, in reasonable detail, and any such supporting documentation as Buyer may reasonably request with respect to Out-of-Pocket Costs.  Buyer shall pay such undisputed Fees within thirty (30) days after receipt of each such invoice; provided that if in the course of providing any Service, either Seller Group Member is required by a third party to make a payment in advance of the services rendered by such third party, Buyer shall pay the applicable amount to Seller Parent on or before the date the applicable Seller Group Member must make the payment; provided further that Seller Parent provides to Buyer at least ten (10) days’ prior notice of such payment, otherwise Seller Parent will pay the applicable amount and Buyer will promptly reimburse Seller Parent for the expense.

4.4   Fee Changes. It is the intent of the Parties that the compensation set forth in the Exhibit A, if any, reasonably approximates the cost of providing the Services, including the cost of employee wages, compensation and benefits, without any intent to cause a Seller Group Member to profit from or incur any loss in connection with the provision of the Services.  If at any time Seller Parent believes that the payments contemplated by Exhibit A are materially insufficient to compensate it for the cost of providing the Services it is obligated to provide hereunder (excluding, for clarity, any Services for which no compensation is set forth), or Buyer believes that the payments contemplated by Exhibit A materially overcompensate the Seller Group for such Services, such Party shall notify the other Party as soon as possible, and the Parties hereto will commence good faith negotiations toward an amendment to this Agreement as to the appropriate course of action with respect to pricing of such Services for future periods.

5.   LICENSE TO BUYER MATERIALS; OWNERSHIP; RETURN.

5.1   License to Buyer Materials.  During the Transition Period, the Buyer grants to the Seller Group Members a non-exclusive license to use the hardware, software, records, manuals, documentation, databases and other intellectual property that is owned by or licensed to the Buyer following the Closing Date (collectively, the “Buyer Materials”) solely for the purpose of providing the Services during the Transition Period.  During the Transition Period, the Buyer shall provide or grant access to the Seller Group Members only those Buyer Materials and other data and information that is necessary to enable the Seller Group Members to perform the Services.

5.2   Ownership of Intellectual Property Rights and Other Property.  This Agreement and the performance of the Services hereunder will not affect the ownership of any property or Intellectual Property Rights as set forth in the Purchase Agreement and applicable ancillary agreements.  Neither Party will gain, by virtue of this Agreement or the Services provided hereunder, by implication or otherwise, any rights of ownership of any property or Intellectual Property Rights.

6.   COORDINATION AND COMMUNICATION.  The Seller Group and the Buyer shall each appoint personnel who will serve as the primary point of contact for the other Party for various matters or Services related to this Agreement (each a “Services Manager”).  Either Party may replace its applicable Services Manager with an individual of comparable qualifications and experience by notifying the other Party of such new appointment.  The initial Service Manager(s) of each Party are identified on Exhibit A.

7.   CONFIDENTIALITY.  Each of the Parties hereto expressly acknowledges and agrees that this Agreement will be subject to the terms of confidentiality set forth in the Purchase Agreement.

8.   LIMITATIONS OF LIABILITY. IN NO EVENT WILL ANY PARTY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES HAVE ANY LIABILITY TO THE OTHER PARTY OR TO ANY OTHER PERSON, INCLUDING ANY LIABILITY FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL OR OTHER INDIRECT DAMAGES INCLUDING LOST PROFITS OR REVENUES (WHICH ARE HEREBY DISCLAIMED), EVEN IF THE PARTY PROVIDING SERVICES HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING FROM OR RELATED TO THE SERVICES OR THIS AGREEMENT, EXCEPT FOR AND TO THE EXTENT OF ANY DIRECT DAMAGES TO THE BUYER CAUSED BY THE GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT OF A SELLER GROUP MEMBER IN THE PROVISION OF THE SERVICES.

9.   DISCLAIMER. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 2.5 (STANDARD OF SERVICES), THE SERVICES, AND ANY FACILITIES, EQUIPMENT, OR OTHER ITEMS PROVIDED UNDER THIS AGREEMENT ARE PROVIDED “AS IS.” NEITHER SELLER GROUP MEMBER MAKES ANY REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT WITH RESPECT TO THE SERVICES, AND THE SELLER DISCLAIMS ANY AND ALL REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE SERVICES, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, AND NON-INFRINGEMENT.

10.   TERM AND TERMINATION.

10.1   Term of Agreement. The term of this Agreement begins on the Closing Date and will continue until the end of the Transition Period.

10.2   Termination for Cause. Each Party may terminate this Agreement immediately, upon written notice if the other Party materially breaches any term of this Agreement and fails to cure such breach within thirty (30) days after receipt by the breaching Party of written notice from the non-breaching Party describing such breach.

10.3   Effect of Termination. Immediately following the expiration or termination of this Agreement, or the termination of any particular Service, the Seller Group Members shall cease, or cause their Affiliates or subcontractors to cease, providing the Services or applicable Services.  In the event of termination by either Party in accordance with the provisions of this Agreement, or expiration of the Agreement, any undisputed amount outstanding and payable as of the date of the termination shall remain payable by the Buyer and due immediately upon termination.

11.   [Intentionally Left Blank]

12.   MISCELLANEOUS.

12.1   No Agency. It is agreed and understood that neither Party is the agent, representative or partner of the other and neither Party has any authority or power to bind or contract in the name of or to create any liability against the other in any way or for any purpose pursuant to this Agreement.  Nothing contained in this Agreement shall be construed to give either Party the power to direct and control the day-to-day activities of the other, constitute the Parties as partners, joint venturers, principal and agent, employer and employee, co-owners, or otherwise as participants in a joint undertaking, or allow either Party to create or assume any obligation on behalf of the other Party for any purpose whatsoever.

12.2   Force Majeure.  Neither Party shall be liable for any failure to perform its obligations under this Agreement due to a force majeure event during the term of this Agreement, including but not limited to an act of God, flood, earthquake, fire, explosion, interruption or defect in the supply of electricity or water, act of government, war, acts of terror, civil commotion, insurrection, embargo, riots, lockouts, inability to obtain raw materials, or labor disputes.

12.3   Effect of Purchase Agreement. This Agreement is a Related Agreement under the Purchase Agreement. The terms, conditions and provisions of Article 6 (Indemnification), Sections 7.1 (Notices), 7.3 (Severability), 7.4 (Entire Agreement), 7.6 (Parties in Interest) 7.7 (Specific Performance) 7.8 (Governing Law), 7.9 (Jurisdiction and Waiver of Jury Trial), 7.11 (Counterparts), and 7.13 (Amendment, Waiver) of the Purchase Agreement are incorporated by reference herein, and shall be a part of this Agreement as if set forth in full herein.

 [Signature page follows]

 IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

BUYER:

INTERNET BRANDS, INC.

By: _____________________
Name: Robert N. Brisco
Title: Chief Executive Officer

SELLER:

AUTOBYTEL INC.

By: _____________________
Name: Glenn E. Fuller
Title: Executive Vice President, Chief Legal and Administrative Officer and Secretary

CAR.COM, INC.

By: _____________________
Name: Glenn E. Fuller
Title: Executive Vice President, Chief Legal and Administrative Officer and Secretary

Exhibit A

Schedule of Services

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit B
Transition Employees

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

EXHIBIT D

PURCHASED ASSETS SCHEDULE

1.           All of Seller’s goodwill and the going concern value of the Business, excluding any goodwill or going concern value related to Excluded Assets.

2.           The following Owned Business Intellectual Property, constituting the Purchased Owned Business Intellectual Property:

(a)           The following Databases related to the Business:

(i)           The Business’ lead database.

(ii)           The exclusive right to use the Business’ unique consumer database as it exists as of the time Seller Parent ceases to host such database under the Transition Services Agreement.

(iii)           All customer, vendor, and supplier databases, other than such databases on Seller Parent’s systems, which are Excluded Assets.

(iv)           All accounts, records and contracts relating to the Business for the customers, vendors, and suppliers listed on Schedule F-1, other than those that are Excluded Assets.

(b)           All of the following Owned Business Intellectual Property currently in development: Business has undertaken a process and project to develop and deliver new technology including web code, database code and objects, source code, object code and executable code focused on modernization of the technology platform.

(c)           The Owned Business Intellectual Property described in the attached Schedule D-1.

3.           The following Business Tangible Personal Property, constituting the Purchased Business Tangible Personal Property
(a)           Furniture Located in Business’ Troy, Michigan office:

One executive office (Desk, attached storage cabinets and file cabinets, chairs)
1 large conference table and chairs
Lobby: 2 leather chairs, 1 leather couch, 2 tables
LED TV
Assorted white boards

(b)           IT Equipment: The equipment listed on the attached Schedule D-2.

(c)           All of Seller’s or Seller Parent’s rights under  warranties or indemnities from third parties to the extent (i) related to any Purchased Assets; and (ii) not related to any Excluded Liabilities and Obligations or claims for indemnification made by Buyer against Seller or Seller Parent under this Agreement.

5.           All accounts receivable and deferred revenues billed for periods beginning after the Effective Time.

6.           All prepaid expenses related to Assumed Contracts.

7.           The exclusive Business accounts associated with the operation of search engine marketing intended to direct consumers to lead forms directly related to landing pages for Automotive Specialty Finance Leads.

8.           The following email content, excluding any privileged emails, emails between Business Employees and Seller Parent personnel  and any email not exclusively related to the Business: Business-related email content for Business Employees for the 12 -month period ending as of the Closing Date to the extent turned over to Buyer as provided in the Transition Services Agreement .

Schedule D-1 (Owned Business Intellectual Property Included in Purchased Assets)

 This Schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Schedule D-2 (IT Equipment included in Purchased Assets)

 This Schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

EXHIBIT E

EXCLUDED ASSETS SCHEDULE

1.           The consideration delivered to Seller pursuant to this Agreement, as well as all of Seller’s cash, cash equivalents, bank accounts, money market accounts, and investments.

2.           The corporate seals, organizational documents, minute books, unit books, Tax Returns and related workpapers and other similar materials, books of account or other records having to do with the corporate organization of Seller and all personnel records and other records that Seller is required by Law to retain in its possession.

3.           All rights in connection with and assets relating to any Business Employee Benefit Plans maintained by Seller as of the Closing.

4.           All Intellectual Property Rights (including all Seller Names, logos, domain names), other than any Purchased Business Intellectual Property Rights.

5.           All Business Tangible Personal Property other than the Purchased Business Tangible Personal Property.

6.           Any real property interests of Seller or Seller Parent, including the Real Property Leases.

7.           All accounts receivable and deferred revenues, if any, for all periods ending as of the Effective Time.

8.           Except as listed in Purchased Assets, all prepaid expenses (excluding any prepaid expenses related to the Transaction), credits, advance payments, claims, security, refunds, rights of recovery, rights of set-off, rights of recoupment, deposits, charges, sums and fees (including any such item relating to the payment of Taxes).

9.           All security deposits, including any security deposits under the Real Property Lease

10.         The following Business Tangible Personal Property:

(a)           IT equipment:

(i)                 EliteBook 8570p             (1) HPZR2330W + (1) E201 N/A used by Manuel Plaza (IT Development Sr Software Engineer)

(ii)                HP800 G1 (SFF)             (1) LA2405 + (1) personal N/A used by Greg Lane (IT Development Staff Software Engineer)

(iii)               All servers hosted at Seller Parent’s CenturyLink datacenter (OC4), corporate datacenter (OC2), or other locations apart from those at the Troy Michigan office used in the operation of the business.

(b)               Storage

All storage systems hosted at Seller Parent’s CenturyLink datacenter (OC4), corporate datacenter (OC2), or at any other locations apart from those at the Troy Michigan office used in the operation of the business.

(c)               Network

All network devices hosted at Seller Parent’s CenturyLink datacenter (OC4), corporate datacenter (OC2), or at any other location including those located at the Troy Michigan office.

11.           General Ledger

The Seller’s or Seller Parent’s general ledger systems including data related to accounts payable, accounts receivable, collections.

12.           SEM Platform

(a)           The non-Business accounts associated with the operation of search engine marketing.

(b)            The SEM technology system consisting of web application code, in the forms of source code, object code, executable code, database designs, data base objects, application programming interfaces, methods, and logic, practices, for optimizing decisions related to increasing lead placement and monetization.

13.            Customer, vendor, and supplier databases not exclusive to the Business and included in Seller Parent’s systems.

14.            Any consumer database that contains consumers who are not unique to the Business.

14.            All of Seller’s goodwill and the going concern value related to the Excluded Assets.

15.            Seller’s and Seller Parent’s financial and accounting books and records and systems.

16.            The operating system, application, database, and all other software purchased to operate all systems used in the operation of the Business and hosted at Seller Parent’s CenturyLink (OC4) datacenter.

EXHIBIT F

ASSUMED LIABILITIES AND OBLIGATIONS SCHEDULE

1.           All liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Business and the Purchased Assets after the Closing, including all such Taxes related to a Post Closing Tax Period.

2.           All liabilities and obligations with respect to the Assumed Contracts, but only to the extent that such liabilities and obligations are required to be performed or relate to periods after the Closing Date and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller on or prior to the Closing Date.

3.           Liabilities and obligations with respect to the Hired Employees that arise after the Closing Date or that relate to the operation of the Business after the Closing Date.

4.            The following Contracts, constituting the Assumed Contracts:

(a)            All Business Customer Contracts with Business customers (“Assumed Business Customer Contracts”), including those listed on the attached Schedule F-1.

(b)           All Business Lead Supplier Contracts with Business Lead Supplier (“Assumed Business Lead Supplier Contracts”), including those listed on the attached Schedule F-2.

(c)           The Material Business Contracts listed on the attached Schedule F-3, constituting the Assumed Material Business Contracts.

(d)           The Licensed Business Intellectual Property Agreements listed on the attached Schedule F-4.

(e)           The Contracts listed on the attached Schedule F-5:

Schedule F-1 to Exhibit F of the Agreement (Assumed Business Customer Contracts)

This Schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Schedule F-2 to Exhibit F of the Agreement (Assumed Business Lead Supplier Contracts)

This Schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Schedule F-3 to Exhibit F of the Agreement (Assumed Material Business Contracts)

This Schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Schedule F-4 to APA Exhibit F (Licensed Intellectual Property Agreements)

This Schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Schedule F-5 to APA Exhibit F (Other Assumed Contracts)

This Schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

EXHIBIT G

EXCLUDED LIABILITIES AND OBLIGATIONS SCHEDULE

1.           Any liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Agreement, the Related Agreements and the Transaction, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others.

2.           Any liability for (i) Taxes of Seller or Seller Parent (or any shareholder or Affiliate) relating to the operation of the Business or ownership of the Purchased Assets prior to the Effective Time; (ii) Taxes that arise out of the consummation of the Transaction (excluding Buyer’s share of such Taxes as provided in Section 4.9(a) of the Agreement); or (iii) other Taxes of Seller or Seller Parent of any kind or description (including any liability for Taxes that becomes a liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or Law).

3.           Any liabilities or obligations relating to or arising out of the Excluded Assets.

4.           Any liabilities in respect of any settled, pending or threatened Action arising out of, relating to or otherwise in respect of the operation of the Business or the Purchased Assets to the extent such Action relates to such operation on or prior to the Closing Date, including, without limitation, any settlement obligations or payments related thereto.

5.           Any liabilities of Seller or Seller Parent for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any liabilities associated with any claims for wages or other benefits, accrued bonuses, accrued vacation, workers’ compensation, severance, retention, termination, change of control or other payments.

6.           Any trade accounts payable of Seller or Seller Parent related to the Business (i) to the extent not accounted for on the Financial Statements; (ii) which constitute intercompany payables owing to Affiliates of Seller; (iii) which constitute debt, loans or credit facilities to financial institutions; or (iv) which did not arise in the ordinary course of business.

7.           Any liabilities of Seller or Seller Parent to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller or Seller Parent (including with respect to any breach of fiduciary obligations by same).

8.           Any liabilities under any Contracts not constituting Assumed Contracts.

9.           Any liabilities associated with debt, loans or credit facilities of Seller, Seller Parent and/or the Business.

10.           Any liabilities to any equityholder of Seller or Seller Parent, including any liability to distribute to any equityholder of Seller or Seller Parent or otherwise apply all or any part of the consideration received hereunder.

11.           Any liabilities arising out of, in respect of or in connection with the failure by Seller or Seller Parent to comply with any Law or Order applicable to the Business prior to the Effective Time.

12.           All shared services Contracts that are not exclusive to the Business, including without limitation the shared services Contracts listed on Schedule G-1 attached hereto:

Schedule G-1

This Schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

EXHIBIT H
EMPLOYEES MATTERS SCHEDULE

This Exhibit has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

EXHIBIT I

CLOSING SCHEDULE
Seller Group Closing Deliveries:

1.            A certificate, dated as of the Closing Date, executed on behalf of Seller by an executive officer of Seller certifying the satisfaction of the conditions set forth in Section  5.1(a) and (b).

2.           A certificate of the Secretary of Seller certifying the names and signatures of the officers of Seller authorized to sign this Agreement and the Related Agreements.

3.           Counterparts to each of the following agreements, each in form and substance attached hereto as exhibits or reasonably satisfactory to Buyer (collectively with the certificates and all other agreements executed in connection with this Agreement, the “Related Agreements”), duly executed by Seller or Seller Parent, as applicable:

(a)           The Bill of Sale and Assignment and Assumption Agreement in the form of Exhibit A hereto.

(b)           The Transitional License and Linking Agreement in the form of Exhibit B hereto (“Transitional License and Linking Agreement”).

(c)           The Transition Services Agreement in the form of Exhibit C hereto (“Transition Services Agreement”).

4.           A written consent to assignment for the following Material Business Contract constituting an Assumed Contract: RoadLoans.com Financial Services Agreement dated as of January 8, 2002 (as amended) and the Auto Loan Application Marketing & Referral Agreement dated as of November 14 must be assigned with consent of Santander Consumer USA prior to Close.

5.           The Limited Release of Liens Letter from Union Bank evidencing its release of its Lien on the Purchased Assets subject to the bank’s Lien, substantially in the form attached hereto as Schedule I-1 (collectively, the “Lien Release Document”).

6.           A complete electronic copy of all financial and customer records for the period commencing January 1, 2014 and ending on the Closing Date relating to the Purchased Assets and the Business.

Buyer Closing Deliveries

1.           a certificate, dated as of the Closing Date, of an executive officer of Buyer certifying the satisfaction of the conditions set forth in Section  5.2(a) and (b).

2.           Counterparts of the Related Agreements to which Buyer is a party, duly executed by Buyer.

3.            The Purchase Price.

Schedule I-1

  This Schedule has been omitted in accordance with Item 601(b)(2) of Regulation S-K.  Autobytel Inc. will furnish supplementally a copy of any omitted schedule or exhibit to the Securities and Exchange Commission upon request; provided, however, that Autobytel Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.